                                                                     EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT

                           dated as of June 20, 1996

                                 by and between

                      Rolls-Royce North America, Inc. and
                         Rolls-Royce Acquisition Corp.

                                      and

                             U.S. Turbine Corp. and
                            Powell Industries, Inc.

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
                               TABLE OF CONTENTS

                                                                                                                     PAGE
ARTICLE I
         Purchase and Sale of Sale Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         SECTION 1.1.     Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.2.     Sale Assets and Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.3.     Assumption of Certain Liabilities
                          and Nonassumption of Others . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         SECTION 1.4.     Consideration and Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 1.5.     Post-Closing Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 1.6.     Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE II
         The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         SECTION 2.1.     Closing and Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.2.     Transactions To Be Effected at
                          the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE III
         Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         SECTION 3.1.     Representations and Warranties of
                          Shareholder and Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 3.2.     Representations and Warranties of
                          Buyer and RRNA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE IV
         Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

         SECTION 4.1.     Covenants of Seller Relating to
                          Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 4.2.     Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.3.     Legal Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.4.     Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.5.     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.6.     Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 4.7.     Collection of Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.8.     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.9.     Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 4.10.    Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 4.11.    Bulk Transfer Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 4.12.    Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 4.13.    Passage of Title and Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 4.14.    Use of Seller's Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 4.15.    Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34





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
         SECTION 4.16.    Inventory Repurchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 4.17.    Seller to Pay Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 4.18.    Survey  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 4.19.    Title Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 4.20.    Product Liability Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 4.21.    Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 4.22.    Empire Project  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 4.23.    Release of Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 4.24.    HSR Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 4.25.    Sonoma Escrow Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 4.26.    Environmental Remediation and Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 4.27.    IES Matter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE V
         Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         SECTION 5.1.     Conditions to Each Party's Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 5.2.     Conditions to Obligations of Buyer
                          and RRNA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 5.3.     Conditions to the Obligations of
                          Seller and Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE VI
         Termination, Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

         SECTION 6.1.     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 6.2.     Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE VII
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

         SECTION 7.1.     Indemnification by Shareholder
                          and Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         SECTION 7.2.     Indemnification by Buyer and RRNA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 7.3.     Limitations on Seller's and
                          Shareholder's Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 7.4.     Limitations on Buyer's and
                          RRNA's Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 7.5.     Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 7.6.     Right of Offset . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE VIII
         Alternative Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

         SECTION 8.1.     Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 8.2      Arbitration and Mediation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 8.3.     Extension of Deadlines  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 8.4.     Other Relief; Statutes of Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         SECTION 8.5.     Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56





                                      -ii-
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
ARTICLE IX
         General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

         SECTION 9.1.     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         SECTION 9.2.     Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         SECTION 9.3.     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 9.4.     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 9.5.     Entire Agreement; No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 9.6.     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 9.7.     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 9.8.     Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59





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
                            ASSET PURCHASE AGREEMENT


                 THIS ASSET PURCHASE AGREEMENT (the "Agreement") has been entered into this 20th day of June, 1996, by and among Rolls-Royce North America, Inc., a Delaware corporation ("RRNA"), Rolls-Royce Acquisition Corp., a Delaware corporation ("Buyer"), U.S. Turbine Corp., a Nevada corporation ("Seller" or "Company"), and Powell Industries, Inc., a Nevada corporation and the sole shareholder of Seller ("Shareholder").

                                    Recitals

                 1. Seller is in the business of designing, developing, assembling, selling and servicing skid-mounted electric generation or cogeneration systems powered by certain gas turbines or reciprocating engines. Seller also provides and installs such systems along with other related equipment under turnkey contractual arrangements. Seller's customers are principally industrial manufacturing companies and, secondarily, commercial or electric utility companies. Seller's headquarters and principal place of business are in Maineville, Ohio.

                 2. Seller wishes to sell to Buyer, Shareholder desires to cause Seller to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of the assets of Seller's business (other than the Excluded Assets, as hereinafter defined).

                 3. The parties wish to set forth herein the terms and conditions upon which such sale shall proceed.

                                   Agreement

                 NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

                                   ARTICLE I

                        Purchase and Sale of Sale Assets

                 SECTION 1.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Shareholder shall cause the Seller to, and Seller shall, sell, assign, transfer, convey and deliver to Buyer, on the Closing Date (as hereinafter defined), and Buyer shall purchase, on the Closing Date, all of Seller's right, title and interest in, to and under the Sale Assets (as hereinafter defined).

                 SECTION 1.2.     Sale Assets and Excluded Assets.

                 (a) As used herein, the term "Sale Assets" means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets

         (as defined in Section 1.2(b) below), owned, leased, held, enjoyed or operated by Seller on the Closing Date, including but not limited to:

                     (i) all inventory, including, without limitation, raw materials, work-in-process (including contracts in progress), finished goods, spare parts and consignment stocks ("Inventory") of Seller that on the Closing Date is located on the premises of any Owned Property or Leased Property (both as defined in Section 3.1(h)) (the "Premises") or off-site, and all other Inventory, including Inventory in transit to or from Seller on the Closing Date;

                    (ii) all machinery, equipment, tools, vehicles, furniture, office or other supplies, furnishings, trade fixtures, containers and related spare parts of Seller located on the Premises or at premises of suppliers or customers of the Company or in transit to or from such Premises or premises, together with all manuals, warranty rights and maintenance records relating thereto, if any (collectively, the "Machinery and Equipment");

                   (iii) all accounts receivable (net of rebates or credits) of Seller, including retainage accounts receivable associated with the Contracts (as hereinafter defined) included in the Sale Assets, all refunds, credits, allowances, rebates and other debit items owing by suppliers, vendors and others furnishing goods and rendering services, and all choses in action of Seller;

                    (iv) all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trademark registrations, servicemarks, trade names, copyrights, licenses with respect to the foregoing and other such property ("Intellectual Property") and all computer hardware and software owned, held or used by Seller including, but not limited to those items listed on Schedule 3.1(l);

                     (v) all technology, trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, customer and mailing lists, drawings, designs, engineering plans and specifications, market surveys and marketing know-how ("Technology") owned by Seller;

                    (vi) all of Seller's right, title and interest in and to all permits, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies which can lawfully be assigned ("Permits") held by Seller;

                   (vii) all of Seller's right, title and interest in and to all contracts, leases, indentures, agreements, commitments, contract or bid proposals and all other legally binding arrangements, whether oral or written ("Contracts"), to which Seller is a party or by which Seller is bound that are listed in Schedule 3.1(n) and all other Contracts that are not required to be listed in Schedule 3.1(n) and which were entered into in the ordinary course of Seller's business, to the extent such Contracts can be lawfully assigned;

                  (viii) all interests of Seller in any corporation, partnership, joint venture, trust, limited liability company or other business association ("Investments");

                    (ix) all books of account, general, financial, accounting and personnel records, files, invoices, suppliers' lists, inventory lists, brochures, marketing or advertising materials, sales lists, customer records, labels, correspondence to and from customers and suppliers, and other data owned or used by Seller on the Closing Date, except for Seller's corporate minute books, capital stock records and tax returns;

                     (x) all personal property of Seller on the Closing Date and all right, title and interest of Seller to leasehold improvements;

                    (xi)  all prepaid items of Seller on the Closing Date;  and

                   (xii) all goodwill of Seller and the right to use of Seller's name.

        Notwithstanding the foregoing, the Sale Assets shall not include any properties, assets or rights of Seller that are part of the Excluded Assets.

                 (b)      The term "Excluded Assets" means:

                      (i) all rights of Seller under this Agreement and the agreements, instruments and certificates delivered in connection with this Agreement;

                     (ii) all rights of Seller under (A) the Cogeneration Contract, dated July 2, 1990, between Seller and Empire Cogen, Inc. ("Empire"), as amended, (B) the Assignment and Indemnification Agreement, dated July 30, 1993, between Seller and Shareholder (together, the "Empire Contracts"), (C) any other Contracts to which Seller is a party or by which Seller is bound that are not described in Section 1.2(a)(vii) above, (D) the Tax Allocation Agreement to which Seller is a party, and (E) any other Contracts specified in writing by Buyer to Seller or Shareholder prior to or at Closing as a result of Buyer's due diligence review contemplated by Section 5.2(j);

                    (iii) the account receivable from Empire and the portion of the account receivable in the approximate amount of $31,000, representing an amount held back by the Indian government as a tax payment;

                     (iv) all real property and interests in real property owned in fee by Seller; and all rights of Seller under the Sublease, dated April 17, 1984, between Penske Power Systems, Inc., f/k/a Turbine Power Systems Co., as Landlord, and Seller or its predecessor, as Tenant;

                      (v) all cash or cash items of Seller either on hand or in banks, other than petty cash on hand on the Closing Date, and any deferred tax assets;

                     (vi) any management systems or support afforded Seller by Shareholder or any of Shareholder's other business units or affiliates;

                    (vii) all rights, claims, actions and causes of action relating to the Excluded Liabilities (as hereinafter defined);

                   (viii) insurance policies and coverages obtained or owned by Seller with respect to the Sale Assets and in effect prior to the Closing Date;

                     (ix) the items classified on Seller's balance sheet as "Deposits - Workmen's Compensation" and "Prepaid Insurance"; and

                      (x) the Carved Out Receivables, if any (as defined in Section 1.4(b)).

                 SECTION 1.3. Assumption of Certain Liabilities and Nonassumption of Others.

                 (a) Upon the terms and subject to the conditions of this Agreement, Buyer agrees to assume, as of the Closing Date, and agrees thereafter to pay, perform and discharge when due (the liabilities identified in this Section 1.3(a) shall be referred to as the "Assumed Liabilities"):

                       (i) all obligations and liabilities of the Seller accruing or to be performed after the Closing Date under Contracts that are included in the Sale Assets and "Progress Billings" reflected on the Closing Balance Sheet relating to such Contracts;

                      (ii) all accounts payable (other than those excluded under Section 1.3(b)) incurred by Seller in the ordinary course of business on or prior to the Closing Date and all liabilities for real property taxes assessed against Seller in respect of the Maineville Real Estate (as hereinafter defined) on or before the Closing Date but which are due and payable after the Closing Date, but only to the extent such accounts payable and real property tax liabilities are accurately reflected on the Closing Balance Sheet (as hereinafter defined);

                     (iii) the warranty and maintenance obligations of Seller to its customers with respect to products sold by Seller in the ordinary course of business on or before the Closing Date, but only to the extent that such obligations are either (A) reflected in Contracts included in the Sale Assets or (B) described on Schedule 3.1(x);

                      (iv) all obligations reflected on the Closing Balance Sheet for accrued vacation pay; and

                      (v) legal fees relating to the Sonoma job to the extent reflected on the Closing Balance Sheet.

                 (b)      Except for those Assumed Liabilities described in
         Section 1.3(a) above, Buyer shall not assume, nor be responsible for, any liability, obligation or commitment of Seller whatsoever, whether actual, absolute, accrued, contingent or otherwise, arising out of or in connection with any set of facts, acts or circumstances, including without limitation any of the following:

                      (i) Any of Seller's liabilities or obligations under this Agreement;

                     (ii) Any of Seller's liabilities or obligations for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval, or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including, without limitation, all attorneys' and accountants' fees and expenses, and any brokerage fees and expenses;

                    (iii) Any liabilities or obligations under the Empire Contracts, any collective bargaining agreement to which Seller is a party, or any other Contract not included in the Sale Assets;

                     (iv) Any of Seller's liabilities or obligations against which Seller is insured or otherwise indemnified and for which Seller receives payment from such insurer or indemnitor;

                      (v) Any of Seller's liabilities or obligations arising by reason of any violation of federal, state, local or foreign law or any requirement of any governmental authority;

                     (vi) Any of Seller's liabilities or obligations which would not have existed had each of the representations and warranties herein been true and correct as of the Closing Date;

                    (vii) Any of Seller's liabilities or obligations arising as a result of breaches of, or transactions entered into in violation of, this Agreement;

                   (viii) Any liabilities or obligations which relate to any retirement, pension, profit sharing or other benefit or compensation plan of Seller or Shareholder or by which Seller or Shareholder or any of the Sale Assets are bound or affected;

                     (ix) Any of Seller's liabilities or obligations to Shareholder (for management services or otherwise) or to employees (except as expressly stated in Section 1.3(a)(iv));

                      (x) Any liabilities or obligations of Seller relating to any action, suit, proceeding, hearing, order, investigation, charge, complaint or claim arising out of or in connection with the Sale Assets or the conduct of Seller or its officers, directors, employees, consultants, agents, affiliates or advisors (except to the extent, but only to the extent, that the same arise out of or in connection with any of the Assumed Liabilities), including, without limitation, the Crossroads Litigation, the Kenetech Arbitration, the Empire Litigation, the IPT Matter and the IES Matter, as such terms are defined in Section 3.1(e) below;

                     (xi) Any amounts erroneously paid to or received by Seller from any source, it being understood and agreed that Seller shall be responsible for any refunds or the return of any amounts paid to Seller or on Seller's behalf by any person, any insurer or any federal, state or local governmental agency, and no such return of monies shall be made out of or otherwise affect the Sale Assets;

                    (xii) Any obligations, duties, claims or liabilities relating to any fact, event or condition existing or threatened on or prior to the Closing Date pertaining to any past or present facility, property or operation of Seller (or any predecessors) which at any time interferes with or prevents continued compliance with, or gives rise to any investigation, claim or liability under, any Environmental Laws (as defined in Section 3.1(u) below) or any related common law theories, including, without limitation, any investigation, claim or liability arising out of the release of products, the disposal of waste materials generated in connection with the Company at regulated or unregulated sites, any atmospheric emissions resulting from the conduct of the Company and any seepage of waste materials at the Premises;

                   (xiii) Any of Seller's liabilities for taxes of any sort, property (except to the extent specified in Section 1.3(a)(ii)), payroll, income, sales or otherwise, whether levied by federal, state, local or foreign authority;

                    (xiv) Any obligation, duty or claim relating to any product or service sold, supplied or rendered by Seller prior to Closing (as hereinafter defined) (except for warranty and maintenance obligations to the extent specified in Section 1.3(a)(iii)) or related to any fact, event or condition existing prior to Closing pertaining to any of the Sale Assets; and

                     (xv) Any of Seller's liabilities or obligations, contingent or otherwise, as surety or guarantor of any loan, debt, obligation or commitment of any other party.

         (All of which items in this Section 1.3(b) shall collectively be referred to herein as the "Excluded Liabilities").

                 (c) Buyer shall acquire the Sale Assets free and clear of all Liens, except Permitted Liens (both as defined in Section 3.1(g)).

                 SECTION 1.4.     Consideration and Payment.

                 (a) The purchase price (the "Purchase Price") to be paid by Buyer to the Seller for the Sale Assets and for Seller's and Shareholder's covenants and agreements hereunder shall be Five Million Three Hundred Sixty Six Thousand Seven Hundred Eighty Seven and 29/100 Dollars ($5,366,787.29), reduced or increased by any decrease or increase (as applicable) in the Company Net Worth (as hereinafter defined) from May 31, 1996, as derived from Seller's May 31, 1996 balance sheet included in the Financial Statements (as hereinafter defined), to the Closing, as derived from the Closing Balance Sheet (as hereinafter defined). As used in this Agreement, the term "Company Net Worth" as of any date means the stated value amount, as set forth on the Company's balance sheet as of such date after application of all reserves or similar contra accounts (except that, for purposes of such calculation, the accounts receivable reserve shall be deemed to be zero) (such stated value amount after application of such reserves and contra accounts being referred to hereafter as the "Stated Value"), of all assets and properties of the Company that would constitute Sale Assets if the Closing were held on such date, less the stated value amount, as set forth on the Company's balance sheet as of such date, of all liabilities of the Company that would constitute Assumed Liabilities if the Closing were held on such date, in each case determined on the basis of the accounting principles and practices set forth on Exhibit A attached hereto (the "Agreed Accounting Principles"). The attached Schedule 1.4(a) constitutes the parties' agreement as to (i) the assets to be purchased, (ii) the liabilities to be assumed and (iii) the calculation of the Purchase Price as if the Closing had occurred on May 31, 1996 (the "May 31 Calculation").

                 (b) Notwithstanding anything to the contrary contained in this Agreement, the parties agree that (i) the sum of the Purchase Price plus the stated value amount of the Assumed Liabilities shall not exceed Fourteen Million Eight Hundred Thousand Dollars ($14,800,000) (the "Maximum Total Consideration"); (ii) if the foregoing sum would, but for the operation of this provision, exceed the Maximum Total Consideration, then certain accounts receivable of Seller shall be excluded from the Sale Assets in order to reduce such sum to an amount less than or equal to the Maximum Total Consideration; (iii) the specific accounts receivable to be excluded (the "Carved Out Receivables") shall be determined by joint agreement among the parties not less than five (5) business days prior to the Closing Date.

                 (c) Not less than five (5) business days prior to the Closing Date, Seller and Buyer each shall execute a joint certificate which contains an estimate of the Purchase Price (the "Estimated Purchase Price"), such estimate to be prepared consistent with the methodology set forth on the May 31 Calculation. On the Closing Date, Buyer shall pay to Seller, by wire transfer of immediately available federal funds (to an account designated in writing by Seller at least one business day prior to the Closing Date), an amount equal to the Estimated Purchase Price less $1,000,000. In addition, on the Closing Date, Buyer and RRNA shall deliver to Seller a non-negotiable unsecured promissory note, substantially in the form attached hereto as Exhibit 1.4(c) (the "Note"), in the principal amount of $500,000 and with a maturity of the first anniversary of the Closing Date. The remaining $500,000 of the Purchase Price (together with any interest accrued thereon from time to time, the "Buyer Retention") shall be retained by Buyer for a period of twelve (12) months following the Closing Date (the "Retention Period"). The Buyer

         Retention will accrue interest at a variable per annum rate equal to the per annum rate of interest on the Note. Buyer shall be entitled to offset against the Buyer Retention any amounts due to Buyer from either Seller or Shareholder pursuant to Article VII of this Agreement. At the end of the Retention Period, Buyer shall pay to Seller the amount of the Buyer Retention less any offsets taken pursuant to the preceding sentence; provided, however, that in the event that any controversy or claim is pending at the end of the Retention Period between Buyer and Seller or Shareholder for which Buyer asserts a right to payment, Buyer shall be entitled to continue to hold the Buyer Retention (but not more than Buyer, in its reasonable judgment, deems necessary to satisfy its asserted right to payment) until the final resolution of such controversy or claim.

                 SECTION 1.5.     Post-Closing Adjustment.

                 (a) On or about the Closing Date, Seller and Buyer jointly will conduct a physical inventory of the Sale Assets as of such date in accordance with the Agreed Accounting Principles, as well as such other reviews and procedures as the parties shall deem necessary or appropriate.

                 (b) As soon as possible after the Closing Date, but not later than thirty (30) days after the Closing Date, Buyer and Seller jointly will prepare (i) an unaudited balance sheet, consisting exclusively of the Sale Assets and the Assumed Liabilities as of the Closing Date, such balance sheet to be prepared consistent with the methodology employed in the May 31 Calculation (the "Closing Balance Sheet"), which shall (A) reflect the Stated Value of the Sale Assets and otherwise be prepared in accordance with the Agreed Accounting Principles, and (B) reflect the results of the physical inventory and other reviews and procedures, if any, conducted by the parties on or about the Closing Date, and (ii) a calculation of the Purchase Price (the "Purchase Price Calculation") prepared consistently with the calculation of the Estimated Purchase Price (together, the "Adjustment Documents"). In the event the Buyer and the Seller are unable to agree upon the Adjustment Documents within such thirty (30) day period, any disputed items will be resolved within thirty (30) days of submission by either party of a request for binding arbitration by a "Big Six" accounting firm designated jointly by Seller and Buyer (which accounting firm shall not have maintained, within the preceding twelve month period, a material professional relationship with either Buyer or

         Seller) (the "Third Party Accountants"). The Third Party Accountants will calculate only those portions of the Adjustment Documents that have not been agreed upon by the parties, based only on the information submitted to the Third Party Accountants by Buyer or Seller, and the determination of the Third Party Accountants will be final and binding on the parties. The Seller and Buyer will share equally the fees and expenses of any Third Party Accountants.

                 (c) Within two (2) business days after agreement upon the Adjustment Documents, Buyer and Seller shall execute a joint certificate specifying the final agreed Purchase Price. Any amount by which the final agreed Purchase Price exceeds the Estimated Purchase Price shall be paid by Buyer or RRNA to Seller; conversely, any amount by which the Estimated Purchase Price exceeds the final agreed Purchase Price shall be paid by Seller or Shareholder to Buyer. Any payment made by a party pursuant to this Section 1.5(c) shall be by wire transfer of immediately available federal funds to an account designated in writing by the recipient, and shall be due and payable within two (2) business days after execution of such certificate.

                 (d) If, notwithstanding the exclusion of the Carved Out Receivables (if any) from the Sale Assets, the sum of the final agreed Purchase Price plus the stated value amount of the Assumed Liabilities would, but for the operation of this subsection (d), exceed the Maximum Total Consideration, then the parties shall, immediately upon determination of the amount of such excess, agree upon certain other accounts receivable to be excluded from the Sale Assets such that the foregoing sum will not exceed the Maximum Total Consideration. If such a further exclusion of accounts receivable is required, the time for making the payment referred to in Section 1.5(c) shall be tolled by the number of days needed to achieve agreement on the additional accounts receivable to be excluded and, accordingly, the revised final agreed Purchase Price. The parties shall promptly execute and deliver any appropriate documents to effectuate the exclusion of any such additional excluded accounts receivable.

                 SECTION 1.6. Allocation of Purchase Price. In accordance with Section 5.1(c), on or prior to the Closing Date, the parties shall agree upon an allocation of the consideration payable by Buyer hereunder among the Sale Assets and the covenant not to compete set forth herein. Upon agreement to such allocation, Buyer and Seller hereby acknowledge that such allocation shall have been arrived at by arms-length negotiation and Buyer and Seller hereby agree, subject to the requirements of Section 1060 of the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, to report consistently, in any tax return completed or filed by any of them, the sale of the Sale Assets pursuant to this Agreement in accordance with such allocation.

                                   ARTICLE II

                                  The Closing

                 SECTION 2.1. Closing and Closing Date. The closing of the sale and transfer of the Sale Assets and assumption of the Assumed Liabilities (hereinafter called the "Closing") shall take place at the offices of Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana 46204, at 10:00 a.m., on such date as shall be fixed by agreement among the parties hereto (the date the Closing occurs being hereinafter referred to as the "Closing Date").

                 SECTION 2.2. Transactions To Be Effected at the Closing. At the Closing:

                 (a) Seller and Shareholder shall deliver to Buyer (i) appropriately executed bills of sale, assignments and other instruments of transfer relating to the Sale Assets in form and substance satisfactory to Buyer and its counsel and (ii) such other documents as Buyer or its counsel may request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement;

                 (b) Buyer or RRNA shall make the payment, and Buyer and RRNA shall deliver the Note, as specified in Section 1.4; and

                 (c) Buyer shall deliver to Seller such documents as are appropriate to document the assumption of the Assumed Liabilities in form and substance satisfactory to Seller and its counsel and to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

                                  ARTICLE III

                         Representations and Warranties

                 SECTION 3.1. Representations and Warranties of Shareholder and Seller. The Shareholder and Seller hereby jointly and severally represent and warrant to Buyer and RRNA as follows:

                 (a) Organization, Standing and Power. Each of Seller and Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller is duly qualified in all jurisdictions in which it carries on or conducts a material part of its business and where the failure to be so qualified would have a material adverse effect on its business. Seller has the requisite power and authority to own the Sale Assets owned by it and to carry on its business as now being conducted. Seller has delivered to Buyer true and complete copies of its Articles of Incorporation and By-laws, in each case as amended through the date of this Agreement. All of Seller's outstanding capital stock is owned of record and beneficially by Shareholder.

                 (b) Authority. Each of Seller and Shareholder has all corporate power and authority necessary to execute this Agreement and the agreements to be entered into by it at the Closing pursuant hereto (the "Seller Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and Shareholder, or, in the case of the Seller Ancillary Documents to be entered into by them, will be duly authorized by all necessary corporate action prior to the Closing. This Agreement has been duly executed and delivered by Seller and Shareholder and constitutes, and each Seller Ancillary Document or other agreement to be entered into by Seller or Shareholder will be duly executed and delivered at the Closing and when so executed and delivered will constitute, the legal, valid and binding obligation of the Seller or Shareholder, as the case may be, enforceable against the Seller or Shareholder, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Agreement by the Seller and the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, except as specifically set forth in the schedules hereto (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Seller or Shareholder,
         (ii) conflict with any provision of Seller's or Shareholder's Articles of Incorporation or By-laws, (iii) conflict with any Contract to which Seller or Shareholder is a party or by which Seller or Shareholder or any of their property is bound, except for those Contracts listed on
         Schedule 3.1(n) which expressly prohibit Seller from transferring its rights and obligations thereunder without the consent of the other party thereto (such contracts being herein called "Conditional Contracts") or (iv) require any consent, approval, order or authorization of, or the registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), or any individual, corporation, partnership, joint venture, trust, business association or other entity (hereinafter, a "Person" which term shall include a Governmental Entity), except for the consents of the other parties to the Conditional Contracts.

                 (c) Financial Information. Seller has heretofore provided to Buyer Seller's audited financial statements including notes thereto for Seller's fiscal years ended October 31, 1992, October 31, 1993, October 31, 1994, and October 31, 1995, and Seller's monthly internal unaudited financial statements without notes for the fiscal year to date and month ended May 31, 1996, copies of which are attached hereto as Exhibit 3.1(c) (the "Financial Statements"). The Financial Statements have been prepared in accordance with the Agreed Accounting Principles which have been consistently applied throughout the periods and fairly present, in all material respects, the financial condition and results of operations of Seller as of and for the periods then ended. The "Job Cost Summary Reports" prepared and maintained for Seller's internal books of record for the end of December, 1995 and May, 1996, are true and complete in all material respects and have been prepared from the books and records of Seller in accordance with the Agreed Accounting Principles.

                 (d) Compliance with Applicable Laws. Seller has complied in all material respects with all laws, regulations, rules and orders of all Governmental Entities applicable to it, including, without limitation, the Foreign Corrupt Practices Act. Seller has not received any written notice of any asserted violation of any such laws, regulations, rules or orders nor has it received any written notice that any investigation or review by any Governmental Entity with respect to Seller is pending or that any such investigation or review is contemplated. This paragraph (d) does not relate to Environmental Laws (as defined in Section 3.1(u)) for which Section 3.1(u) is applicable.

                 (e)      Litigation; Decrees.  Except as set forth in this
         Section 3.1(e), there is no suit, action or proceeding pending or, to the knowledge of Seller or the Shareholder, threatened against or affecting Seller. Seller is not in default under any judgment, order, injunction, rule, or decree of any Governmental Entity or arbitrator.

                 Seller is a defendant in a civil action filed in December, 1990, by Crossroads Cogeneration Corporation in the United States District Court for the District of New Jersey against Cooper Industries, Inc., Cooper Industries Energy Services Group (the "Cooper Entities"), Seller and certain others (the "Crossroads Litigation"). Seller has a written agreement with the Cooper Entities indemnifying Seller against any loss or liability in connection with the Crossroads Litigation.

                 On October 23, 1995, Kenetech Facilities Management, Inc. filed a claim for arbitration with Seller in the American Arbitration Association office in East Hartford, Connecticut seeking a declaratory judgment as to Kenetech's right to renew a maintenance agreement with Seller and unspecified damages for failure and refusal to perform repairs (the "Kenetech Arbitration").

                 Seller is not a party to the civil action filed in July, 1993, by National Westminster Bank, plc, against Empire Energy Management Systems, Inc., Brian Travis and Shareholder (the "Empire Litigation"); no party to the Empire Litigation has made any claims against Seller in connection therewith; and Seller and Shareholder have no reason to believe that Seller will be made a party to the Empire Litigation for any purpose.

                 In a letter dated June 12, 1996, addressed to the President of Seller, ELIN, a company located in Austria with whom Seller has entered into a License Agreement, threatened to commence litigation against Seller in connection with certain royalty payments or other amounts allegedly due to ELIN from Seller under such License Agreement (the "IPT Matter").

                 International Energy Systems Corporation has threatened litigation against Seller arising out of an Agreement of Purchase and Sale dated May 26, 1995, between Seller and U.S. Turbine Holding Corp. (the "IES Matter").

                 (f) Undisclosed Liabilities. Seller has no liabilities or obligations of any nature or kind (absolute, accrued, contingent or otherwise) except (i) as set forth in the Financial Statements (or described in the notes thereto), (ii) as disclosed in the Schedules hereto, (iii) for purchase contracts and orders for Inventory in the ordinary course of business (none of which are reflected on the Financial Statements), (iv) for liabilities incurred in the ordinary course of business since May 31, 1996, and (v) for liabilities not covered by clauses (i) through (iv) above in a total amount not in excess of Twenty Thousand Dollars ($20,000) none of which is of a nature which would have an adverse impact on the business of Seller.

                 (g) Title to Sale Assets. Seller has good, valid and marketable title to all of the Sale Assets, free and clear of all mortgages, claims, charges, liens, security interests, easements, rights of way, pledges, restrictions or encumbrances of any nature whatsoever (collectively, "Liens"), except for (A) mechanics', carriers', workmen's, repairmen's, and other like Liens arising or incurred in the ordinary course of business and which do not exceed Five Thousand Dollars ($5,000) in the aggregate, (B) Liens for taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, and (C) imperfections of title and other encumbrances that, individually or in the aggregate, do not in Buyer's reasonable judgment interfere with the use of the Sale Assets in the business of the Company as presently conducted (the foregoing Liens being herein referred to as "Permitted Liens").

                 (h) Real Property. Schedule 3.1(h)-1 sets forth a complete list of all real property and interests in real property owned in fee by Seller (individually, an "Owned Property"). Schedule 3.1(h)-2 sets forth a complete list of all real property and interests in real property leased by Seller (individually, a "Leased Property"). Seller has good and marketable fee title to all Owned Property, and good and marketable leasehold interests in all Leased Property, free and clear of all Liens other than (A) liens, mortgages, deeds of trust and similar encumbrances, all of which are listed on

         Schedule 3.1(h)-1, and all of which will be released prior to Closing,
         (B) Permitted Liens, (C) easements, covenants, rights-of-way, and restrictions of record (all of which the Seller is presently in compliance with), and (D) zoning, building and other similar governmental restrictions (all of which the Seller is presently in compliance with in all material respects), none of which items set forth in clauses (B) through (D) above, individually or in the aggregate, in Buyer's reasonable judgment, impair or conflict with the continued use and operation of the Owned Property or Leased Property in the business of Seller as presently conducted or the marketability of the Owned Property. None of the Owned Property or the Leased Property is subject to any pending or, to Seller's or Shareholder's knowledge, threatened condemnation proceeding. Seller is the lessee of all the Leased Property and is in possession of the premises purported to be leased thereunder, and each lease or sublease for the Leased Property is valid without any default thereunder by Seller or, to Seller's or Shareholder's knowledge, by any other party thereto. Seller has not received any notification from any Governmental Entity of any pending or threatened assessments on or against the Owned Property or Leased Property (or any portion thereof) for the cost of improvements to be made with respect thereto. No portions of the Owned Property or Leased Property are located in an area designated as requiring flood insurance as established by the Flood Disaster Act of 1973, as amended. To the best of Seller's and Shareholder's knowledge and belief, the Owned Property and Leased Property and all components thereof and improvements thereon and Seller's current use thereof are in full compliance with all applicable building codes, zoning and land use laws and ordinances, and all other local, state and federal laws and regulations.

                 (i) Inventories. All Inventory included in the Sale Assets is in good, usable and currently marketable condition, saleable in the ordinary course of business in accordance with Seller's past practice and at or above cost (subject, in the case of raw materials and work-in-process, to the completion of the production process); subject, however, to the limitation that Inventory in an aggregate amount not exceeding the "Provision For Obsolescence" set forth in the Closing Balance Sheet may not be good, usable, marketable or saleable. Except as stated in Schedule 3.1(i), all of the Inventory classified on Seller's balance sheet as "contracts in progress" or "work in progress" is being assembled and/or produced pursuant to a valid customer purchase order therefor which is included in Schedule 3.1(n).

                 (j) Equipment. Schedule 3.1(j) sets forth a brief description as of May 31, 1996, of each item of Machinery and Equipment with an original cost in excess of one thousand dollars ($1,000), indicating, in each case, the original cost and accumulated book depreciation through October 31, 1995. All of such items of Machinery and Equipment, except for items which in ordinary course and in amounts consistent with good operating practice are currently being repaired, are in either good or in satisfactory operating condition.
         Schedule 3.1(j) also identifies each item of Machinery and Equipment purchased or disposed of by Seller since October 31, 1995 with an original cost of more than $5,000. For purposes of such Schedule, individual items of like kind with an original cost of less than $5,000 shall be combined and, where the combined amount purchased or disposed of exceeds $5,000, such items of like kind shall be identified on Schedule 3.1(j).

                 (k) Accounts Receivable. Schedule 3.1(k) sets forth an aging analysis of all accounts receivable of Seller as of May 31, 1996 and identifies by asterisk each account which Seller does not expect to be collected within three (3) months after the date hereof. All the accounts receivable listed in Schedule 3.1(k) and all accounts receivable included in the Sale Assets (including, without limitation, retainage accounts receivable) (i) represent or will represent actual bona fide indebtedness incurred by the applicable accounts of debtors,
         (ii) have or will have arisen in the ordinary course of Seller's business, (iii) are or will be subject on the Closing Date to no prior assignment, claim, Lien (other than a Permitted Lien), charge or encumbrance of any nature whatsoever, and (iv) will be collectible in full within one (1) year after the Closing Date (or, in the case of retainage accounts receivable, within three (3) months of the first day on which the same become due and payable), without resorting to extraordinary collection procedures.

                 (l) Intellectual Property and Technology. Schedule 3.1(l) sets forth a true and complete list of all Intellectual Property and, unless otherwise indicated on such Schedule, such Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office or the United States Patent and Trademark Office, the appropriate offices in the various states of the United States and the appropriate offices of such other jurisdictions where such registration, filing or issuance is required for the conduct of the business of Seller.
         Except as set forth on Schedule 3.1(l), Seller is the sole and exclusive owner of all of the Intellectual Property and has received no written notice from any other Person pertaining to or challenging the right of Seller to use any of the Intellectual Property or any rights thereunder. Except as set forth on Schedule 3.1(l), Seller has not granted any licenses or other rights and Seller has no obligation to grant licenses or other rights to any of the Intellectual Property to any other Person. Seller has not made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property and knows of no basis for the making of any such claim. There are no interferences or other contested proceedings pending in the United States Copyright Office, the United States Patent and Trademark Office or any federal, state or local court or before any other governmental agency or tribunal, relating to any pending application with respect to any of the Intellectual Property, nor to Shareholder's or Seller's knowledge are any such interferences or proceedings threatened. Schedule 3.1(l) also lists, as of May 31, 1996, all software and hardware owned or used by the Seller indicating instances in which the same was licensed by another to Seller. Except as disclosed in such schedule, Seller is subject to no further or continuing payment obligation for use of such software and hardware and, except for standard commercial software packages generally available for retail purchase, has full right to transfer its interest therein. Since October 31, 1995, the Seller has not obtained (through ownership, license or otherwise) the use of, or discontinued use of, any software programs other than standard commercial software packages generally available for retail purchase. Neither Seller nor Shareholder has notice or knowledge of any patents, copyrights, trademarks, trade secrets or proprietary rights of any third party that are or will be infringed, violated or misappropriated by virtue of continuation by Buyer of the business of Seller as it is presently conducted.

                 (m) Insurance. All the properties and businesses constituting any part of the Sale Assets are insured for the Seller's benefit, and will be so insured through the Closing Date, in amounts and against risks consistent with past practice. All such policies currently in effect are in full force and effect, but shall be terminated with respect to the Sale Assets as of the Closing Date.

                 (n) Contracts. Except for Contracts listed on Schedule 3.1(n), Seller is not a party to or bound by any Contract which is or includes a:

                      (i) Contract for the employment of any Person or any consulting agreement with any Person;

                     (ii)         Contract with any labor union or association;

                    (iii) Contract with any stockholder, director, officer, subsidiary or affiliate of Seller;

                     (iv) Note, indenture, loan or credit agreement or other Contract relating to the borrowing of money by Seller or to the direct or indirect guarantee or assumption by Seller of the obligation of any other Person, including any arrangement which has the economic effect, although not the legal form, of a guarantee;

                      (v)         Power of attorney;

                     (vi) Contract not made in the ordinary course of business;

                    (vii) Covenant not to compete or indemnification or confidentiality agreement;

                   (viii) Lease or similar agreement under which (A) Seller is a lessee of, or holds or operates, any real property owned by any Person or (B) Seller is a lessor of, or makes available for use by any Person, any real property owned or held by Seller;

                     (ix) Lease or similar agreement under which (A) Seller is lessee of, or holds or uses, any item of Machinery and Equipment or other tangible personal property owned by any Person or (B) Seller is a lessor of, or makes available for use by any Person, any tangible personal property owned (including ownership for tax purposes) by Seller;

                      (x) Contract (including purchase orders), involving payment by Seller of more than Ten Thousand Dollars ($10,000); provided, however, that purchase orders outstanding as of May 31, 1996, which are reflected in the accounts payable in the May 31, 1996 balance sheet of Seller included in the Financial Statements shall not be listed;

                     (xi) Contract or proposed contract (including sales orders, outstanding bid proposals and firm price quotes) involving the obligation (or an obligation that will arise upon acceptance by a third party) of Seller to deliver products or perform services of a value exceeding Ten Thousand Dollars ($10,000); provided, however, that proposals and orders listed on Schedule 3.1(p) need not be listed on
                 Schedule 3.1(n);

                    (xii) Contract (A) for the sale of any of the Sale Assets (other than Inventory sales in the ordinary course of business) or (B) granting any preferential rights to purchase any of the Sale Assets or (C) requiring the consent of any party to the transfer thereof, (D) containing any express warranty granted to any Person by the Seller with respect to products sold or services rendered by Seller or (E) for the maintenance of any equipment or products sold by Seller or any third party;

                   (xiii) Mortgage, pledge, security agreement, deed of trust, financing statement or other document granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

                    (xiv)         Contract with any Governmental Entity;

                     (xv) Contract to which Seller is a party or by which it or any of its assets or business is bound or subject that is material to the use or operation of the Sale Assets of a type not listed in the foregoing clauses (i)-(xiv) or the following clauses (xvi) and (xvii);

                    (xvi) License or similar agreement under which Seller is granted the right to use any intangible personal property of any Person, except for standard commercial software packages generally available for retail purchase; or

                   (xvii) Option agreement or similar right to enter into any Contract of the types specified in this Section 3.1(n).

         Except as disclosed in Schedule 3.1(n), each Contract listed in
         Schedule 3.1(n) is in full force and effect and is a valid and binding obligation of the parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as disclosed in Schedule 3.1(n), Seller is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect under any Contract listed in Schedule 3.1(n), other than an alleged breach or default existing on the Closing Date under any Conditional Contract as a result of the assignment of such Contract to Buyer without the consent of the other party thereto. Insofar as Seller is aware, except as disclosed in Schedule 3.1(n), none of the other parties to any such Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. The Seller has not, except as disclosed in Schedule 3.1(n), received any notice of the intention of any party to terminate any such Contract. Complete and correct copies of all Contracts referred to in Schedule 3.1(n), together with all modifications and amendments thereto, have been delivered or made available to Buyer.

                 (o) Investments. There are no Investments owned by Seller on the date of this Agreement.

                 (p) Customer Orders. Schedule 3.1(p) contains a true and complete list, as of May 31, 1996, of all outstanding bid proposals and customer orders made, taken or entered into by Seller. Such list identifies the name of the party with respect to whom such bid was made or order taken or entered into, and the dollar amount related thereto. Each such bid proposal and customer order included in
         Schedule 3.1(p), and any bid proposals and customer orders made, taken or entered into by Seller since May 31, 1996, were made, taken or entered into in the ordinary course of business, consistent with Seller's past practices.

                 (q) Sufficiency of Sale Assets. The Sale Assets comprise all the assets employed in connection with the Company's business and contain all assets, including without limitation all Permits, required for the conduct of Seller's business in the ordinary course, consistent with past practices over the preceding twelve months. The asset registers of Seller previously provided or made available to Buyer contain complete and accurate records of all of Seller's property, plant and equipment with a book value greater than One Thousand Dollars ($1,000).

                 (r) Absence of Certain Changes or Events. Seller has conducted the business of the Company only in the ordinary course consistent with past practice, and there has not been any material adverse change in the business, prospects, assets, working capital, financial condition, results of operations, known liabilities (absolute, accrued, contingent or otherwise) or commitments of the Company.

                 (s) Employees. Schedule 3.1(s) lists the name and address of each employee of the Company as of a date not earlier than fifteen (15) days prior to the date of this Agreement, and indicates all employees of and consultants to the Company whose current annual salary (including bonus) or compensation paid during the last preceding calendar year is Twenty Thousand Dollars ($20,000) or more, together with the current job title or relationship to the Company. Seller is not a party to any collective bargaining or other labor union contract applicable to its employees and is not obligated under any law to recognize or negotiate with any collective bargaining representative of its employees. Seller knows of no activities or proceedings of any labor union (or representatives thereof) to organize any of its employees, or of any strikes, slowdowns, work stoppages, lock-outs, or threats thereof, by or with respect to any of its employees. There are no material controversies pending or, to Seller's knowledge, threatened between Seller and its employees.
         There are no outstanding worker's compensation claims pending against the Seller with respect to any of its employees. Except as described on Schedule 3.1(s), since December 31, 1995, Seller has not extended or increased its wages or salary commitments or increased its benefits payable to employees.

                 (t) Employee Benefits and ERISA. Schedule 3.1(t) sets forth a complete list of all employee benefit plans, as defined in Subsection 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, covering any of Seller's current or former employees ("ERISA Plans"), and all other arrangements, agreements, or programs (other than ERISA Plans) for deferred compensation, bonuses, severance pay, or employee fringe benefits covering any of Seller's current or former employees ("Other Plans") that Seller currently maintains or to which Seller contributes or is obligated to contribute. The ERISA Plans, Other Plans, and all related trusts and insurance contracts comply in form and operation in all material respects with all applicable laws and regulations, including, without limitation, the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended. None of the ERISA Plans is a multiemployer plan within the meaning of ERISA Subsection 3(37), and neither Seller nor Buyer will be subject to any withdrawal liability under Part I of Subtitle E of Title IV of ERISA arising out of the purchase and sale of the Sale Assets. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions herein contemplated will cause Buyer to be liable to any Person pursuant to the terms of the ERISA Plans, Other Plans or ERISA. Seller has provided Buyer with copies of (i) the most recent summary plan descriptions related to the ERISA Plans and any supplements to such summary plan descriptions, and (ii) summaries or other documents describing the Other Plans.

                 (u)      Environmental Matters.

                          (i) Except as disclosed in Schedule 3.1(u)-1, Seller is, and each of its Premises are, in compliance with all federal, state, regional and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment or environmental regulation or control (collectively, the "Environmental Laws").

                          (ii) Except as disclosed in Schedule 3.1(u)-2, (x) Seller has not placed, held, located, released, transported or disposed of any Hazardous Waste (as hereinafter defined) on, under, at or from any of the Premises, and none of the Premises or soils or groundwaters on, under, at, beneath or within any of the Premises is contaminated with any Hazardous Waste in excess of levels allowed by any applicable Environmental Law, (y) the Seller has not placed, held, located, released, transported or disposed of any Hazardous Waste from the Premises at, to or upon any other location, or
                 (z) the Seller has not received any written notice relating to its operations (i) of the violation of any Environmental Law or any other law, statute, rule or regulation regarding Hazardous Waste, (ii) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party of any such violation or (iii) requiring the removal of Hazardous Waste from any of the Premises or any other location, or the remediation of Hazardous Waste at the Premises or any other location, or notifying it of potential liability for such removal or remediation. For purposes of this Agreement, the term "Hazardous Waste" shall mean radon, regulated radioactive materials, asbestos or any substances defined as, or included in the definition of, "hazardous substance," "hazardous waste," "hazardous materials," "toxic chemicals" or "hazardous chemicals" under any Environmental Law.

                     (iii) Except as disclosed in Schedule 3.1(u)-3, neither Seller nor any of its affiliates has used any of the Premises for the storage, sale, and/or distribution of any petroleum products; and no petroleum or petroleum product or byproduct, including but not limited to gasoline, has been disposed of, spilled, released, percolated or migrated into any of the Premises. None of the improvements on the Premises contain asbestos-containing material; and there are no underground storage tanks at, on, or in any of the Premises. To the best of Seller's knowledge, Seller is not a potentially responsible party under any Environmental Law with respect to any of the Premises or with respect to any location where Hazardous Waste from the Premises may have been taken, stored or disposed. Seller is not the subject of any pending, or to the best of its knowledge threatened, criminal, civil, or administrative action under any Environmental Laws.

                 (v) Taxes. Seller has filed all federal, state, local and foreign tax returns which are required to have been filed to date, has paid all taxes shown due on said returns to the extent that such taxes have become due, and has properly reserved for all taxes not yet due. Such returns have been audited for the periods shown on Schedule 3.1(v), and Seller has received no notice that any deficiency is presently pending or threatened.

                 (w) Refunds and Rebates. Schedule 3.1(w) sets forth a true and correct listing of all material, ongoing refund, rebate or return policies or practices of Seller, either with respect to persons supplying goods and services to Seller or with respect to Seller's furnishing goods and services to others.

                 (x) Warranty and Maintenance Obligations. Schedule 3.1(x) sets forth a complete list and description of all warranty and maintenance obligations of Seller to the extent not fully described in the Contracts listed on Schedule 3.1(n), which description includes the names of the customers or third parties to whom such obligations are owed, the duration of such obligations and the other material terms and conditions with respect thereto. Schedule 3.1(x) also sets forth Seller's existing reserves for warranty, contingency and maintenance obligations as of May 31, 1996. Seller does not believe, and has no reason to believe, that such reserves, in the aggregate, are inadequate to cover the cost of its warranty, contingency and maintenance obligations. There has been no material change in such reserves for warranty, contingency and maintenance obligations since May 31, 1996.

                 (y)      Conflicting Interests.  Except as disclosed on
         Schedule 3.1(y), no affiliate or shareholder of Seller or, to the best of Seller's and Shareholder's knowledge and belief, no officer or director of Seller or Shareholder: (a) has any direct or indirect interest in any Person which competes, directly or indirectly, with the Seller or which is a supplier, creditor or lessor of Seller or any Person which competes with Seller; (b) owns any property or assets now being used, or necessary for use, in the conduct of Seller's business or the business of any Person who competes with the Seller; and (c) has any existing contractual relationship with the Seller other than in the ordinary and usual course of business.

                 (z) Adequacy and Survival of Representations and Warranties. Neither this Agreement, nor any Schedule hereto, nor any certificate furnished by Seller or Shareholder, nor any representation and warranty furnished or to be furnished by Seller or Shareholder contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which they are made not misleading. All such representations and warranties shall survive the Closing, notwithstanding any investigation by Buyer.

                 (aa) Extent of Representations and Warranties. Neither Seller nor Shareholder makes, or has made, any representations or warranties other than those expressly set out herein or in the Seller Ancillary Documents. It is understood that, among other things, any projections or estimates of revenues, costs, or other similar data or information contained in any presentations, interviews, discussions, memoranda or offering materials are not and should not be deemed to be or to include representations or warranties of Seller or Shareholder for purposes of this Agreement. No person has been authorized to make, and Buyer may not rely upon, any representation or warranty other than those expressly set forth in this Agreement.

                 SECTION 3.2. Representations and Warranties of Buyer and RRNA. Buyer and RRNA hereby jointly and severally represent and warrant to Seller as follows:

                 (a) Organization, Standing and Power. Each of Buyer and RRNA is a corporation validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.

                 (b) Authority. Each of Buyer and RRNA has the corporate power and authority to execute this Agreement and the agreements to be entered into by it at the Closing pursuant hereto (the "Buyer Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and RRNA, or, in the case of the Buyer Ancillary Documents to be entered into by them, will be authorized by all necessary corporate action prior to the Closing, and do not and will not require the approval of the shareholders of Buyer or RRNA. This Agreement has been duly executed and delivered by Buyer and RRNA and constitutes, and each Buyer Ancillary Document to be entered into by Buyer or RRNA will be duly executed and delivered at the Closing and when so executed and delivered will constitute, a legal, valid and binding obligation of Buyer or RRNA, as the case may be, enforceable against Buyer or RRNA, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Agreement by the Buyer and RRNA does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not
         (i) violate any law, judgment, order, decree, statute, ordinance, rule and regulation applicable to the Buyer or RRNA, (ii) conflict with any provision of the Buyer's or RRNA's Certificate of Incorporation or By-Laws, (iii) require any consent, approval, order or authorization of or the registration, declaration or filing with, any Governmental Entity, or (iv) conflict with any contract or agreement to which

         Buyer or RRNA is a party or by which Buyer or RRNA or any of their property is bound.

                 (c) Actual Knowledge of Buyer. Based upon Buyer's due diligence investigation of Seller, to the Actual Knowledge (as defined below) of Barry Finan, Philip Musial, Rob Tockman and Daniel L. Boeglin, none of Seller's or Shareholder's representations and warranties set forth in Sections 3.1(c), (d), (n), (u) or (y) is untrue. For purposes of this paragraph, the term "Actual Knowledge" means the conscious awareness of such individuals as of the date of execution of this Agreement and as of the Closing Date.

                                   ARTICLE IV

                                   Covenants

                 SECTION 4.1. Covenants of Seller Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Closing Date, the Shareholder and the Seller agree (except as expressly provided in this Agreement or the Schedules or to the extent that Buyer shall otherwise consent in writing) that:

                 (a) Ordinary Course. Seller shall carry on the business of the Company and operate the Sale Assets in the ordinary course in substantially the same manner as presently conducted, maintain the business records of the Company in substantially the same manner as presently maintained and use its best efforts to preserve intact the Company's present business organization, keep available the services of the Company's present officers and employees and preserve the Company's relationships with customers, suppliers and others having business dealings with the Company.

                 (b) No Other Bids. Neither Shareholder nor Seller shall, nor shall either authorize or permit any officer, director or employee of Shareholder or Seller or any investment banker, attorney, accountant or other representative retained by Shareholder or Seller to, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any "other bid," or agree to endorse any "other bid." As used in this paragraph, "other bid" shall mean any proposal to acquire in any manner any of the Sale Assets, other than the transactions contemplated by this Agreement.

                 (c) No Dispositions. Seller shall not sell, lease, distribute or otherwise dispose of, or agree to sell, lease, distribute or otherwise dispose of, any of the Sale Assets, except in the ordinary course of business consistent with prior practice, and except for such sales or other dispositions as shall not, in the aggregate, be material in relation to the business or the Sale Assets.

                 (d) No Employment Cost Increase. Seller will not extend or increase its wages or salary commitments or increase benefits payable to employees except for increases pursuant to existing written agreements or commitments therefor.

                 (e) Other Actions. Seller shall take no action, except in the ordinary course of business consistent with prior practice, that would or might result in any of its representations and warranties set forth in this Agreement becoming untrue (including the accuracy of the Schedules), in any of the conditions of the Closing set forth in Article V not being satisfied, or in any of the Sale Assets becoming materially less valuable.

                 (f) Advice of Changes. Seller shall promptly advise Buyer in writing of the occurrence of any matter or event that is material to the business, prospects, assets, working capital, financial condition, results of operations or liabilities of Seller, or to the Closing conditions or the representations and warranties in this Agreement.

                 SECTION 4.2. Access to Information. Seller shall afford to Buyer and its lenders, accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing Date to all the properties, books, contracts, commitments, tax returns and records of the Seller and, during such period shall furnish promptly to Buyer any information concerning Seller as Buyer may reasonably request.

                 SECTION 4.3. Legal Conditions to Closing. Each of Buyer and Seller will use its reasonable best efforts to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Closing and will promptly cooperate with and furnish information to each other and to other parties in connection with any such legal requirements, including providing information relating to the pendency of any inquiry or investigation that could lead to the failure of the condition set forth in Section 5.1(b).

                 SECTION 4.4. Third Party Consents. With respect to all Conditional Contracts, Seller shall, prior to and following the Closing, use its reasonable best efforts to obtain such consent and shall furnish copies of each such consent to the Buyer promptly after receipt thereof. Buyer agrees to cooperate in all reasonable respects with Seller in Seller's attempt to obtain such consents, including providing information reasonably requested by the other parties to such Conditional Contracts, but such cooperation shall not extend to any agreement to amend the economic or other material terms thereof.

                 If any such consent shall not be obtained, the Seller agrees to cooperate with the Buyer in entering into any reasonable arrangement which does not adversely affect the Seller and which is designed to provide for the Buyer the benefits under (subject to Buyer's assumption of the obligations of) any such contract or other instrument, including delegation, without assignment, of the performance of the contract, which contract shall continue in Seller's name, and assignment of the resulting accounts receivable, enforcement of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party, or subletting of the real property or equipment in each case as Buyer shall direct.

                 SECTION 4.5. Employees. Buyer agrees to offer employment to substantially all of Seller's employees as of the Closing Date with compensation comparable to that paid by Seller to such employees as of the date of this Agreement. Not less than three (3) days prior to the Closing Date, Seller shall give Buyer a current roster of employees, and Buyer shall identify to Seller and Shareholder those employees to whom it does not intend to offer employment. With respect to Seller's employees who are not so identified, Buyer shall not be obligated to employ those who are not medically able to perform their duties as active employees on the Closing Date, whether workplace-related or otherwise, until such time as they are released by competent medical authority to resume active employee duties (all employees of Seller hired by Buyer being hereinafter referred to as "Hired Employees"). Buyer agrees not to take any action within sixty-two (62) days after the Closing Date with respect to the Hired Employees that would trigger the plant closing notice requirements of the Worker Adjustment and Retraining Notification Act. Except as specifically provided in the preceding sentence, nothing in this Agreement shall obligate Buyer to employ the Hired Employees for any specified period of time, and all of such employees shall be "at will" employees who may be terminated for any reason or for no reason.

                 SECTION 4.6.     Employee Benefits.

                 (a) Buyer will provide the Hired Employees with employee benefits, except retiree health benefits, stock options and any employee stock ownership plan, that are comparable in the aggregate to those provided by Seller to those employees as of the date of this Agreement.

                 (b) Except as otherwise required by applicable law, for purposes of eligibility and vesting, Buyer shall grant to each Hired Employee credit for periods of employment with Seller prior to the Closing Date, as if employed by Buyer, under Buyer's vacation and sick time benefits plans and any other employee benefits plans or arrangements that cover the Hired Employees as of the Closing Date.

                 (c) Seller and Shareholder shall cause the accounts of Seller's employees in the Powell Industries, Inc. Employees Incentive Savings Plan and the Powell Industries, Inc. Employee Stock Ownership Plan (together, the "Distributing Plans") to be fully vested as of the Closing Date. As soon as administratively feasible after the Closing Date, Seller and Shareholder shall make all contributions to the Distributing Plans to which the Hired Employees are entitled as of the Closing Date. If the Buyer so requests, as a condition to accepting rollovers of Hired Employees' distributions, Shareholder shall provide reasonable evidence to Buyer that the Internal Revenue Service has issued, or in the case of a subsequent plan amendment or the establishment of a new plan, would not be prevented by the provisions of the amendment or new plan from issuing or reaffirming, favorable determination letters that the Distributing Plans, respectively, are qualified or would qualify under section 401 of the Internal Revenue Code of 1986, as amended.

                 (d) With respect to Buyer's group health insurance plan, Buyer shall grant credit for deductibles and co-payments previously paid by any Hired Employees during the portion of the current plan year prior to the Closing Date, and Buyer shall not exclude from coverage any pre-existing condition of any Hired Employee.

                 (e) Seller and/or Shareholder will retain responsibility for providing health continuation coverage, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), for all of Seller's former employees and other qualified beneficiaries for whom COBRA qualifying events occurred before or coincident with the Closing Date. Buyer shall not assume any responsibility that Seller and/or Shareholder has with respect to retiree medical benefits for all current retirees and for all employees of Seller, including the Hired Employees.

                 (f) Seller and Shareholder will cooperate with Buyer in all reasonable respects to facilitate the transfer to Buyer of Seller's health insurance, disability insurance and life insurance policies, including, without limitation, contacting the applicable insurers to request such transfer and providing to such insurers such information as they shall require in connection therewith. Seller and Shareholder will also cooperate with the Buyer in all reasonable respects to facilitate Buyer's obtaining workers' compensation insurance and unemployment compensation coverage with respect to Seller's former employees based upon Seller's claims experience, including, without limitation, confirming to applicable insurers and Governmental Entities Seller's and Shareholder's approval of such treatment and providing such information as the insurers and Governmental Entities shall require.

                 SECTION 4.7. Collection of Receivables. From and after the Closing, Buyer shall have the right and authority to collect for its own account any accounts receivable (including, without limitation, retainage accounts receivable) that are included in the Sale Assets (the "Included Receivables") and to endorse with the name of Seller any checks or drafts received with respect to any such Included Receivables. Seller and Shareholder agree promptly to deliver to Buyer any cash or other property received directly or indirectly by it with respect to such Included Receivables, including any amounts payable as interest; provided, however, that unless any such interest that has accrued on an Included Receivable prior to the Closing Date is included in the assets of Seller on the Closing Balance Sheet, Seller shall not be required to remit to Buyer such pre-Closing interest. Shareholder agrees that if any of the Included Receivables have not been collected in full by Buyer on or before a date which is one (1) year following the Closing Date, and Buyer shall have pursued collection of such Included Receivables using Seller's historic collection procedures (or equivalent or more diligent procedures), Buyer shall have the right thereafter at any time or from time to time, upon notice to Shareholder, to require Shareholder immediately to repurchase from Buyer all or any part of the remaining Included Receivables for the full amount thereof payable in cash, without reduction or offset of any kind.

                 SECTION 4.8. Expenses. Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that any sales, use or other transfer taxes applicable to the conveyance and transfer from Seller to Buyer of the Sale Assets and any other transfer or documentary taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller; and Seller shall indemnify Buyer against, and reimburse Buyer for, any such taxes or fees imposed on or paid by Buyer. Each of Seller and Buyer agrees to use its reasonable efforts to avail itself of any available exemptions from any such taxes or fees, and to cooperate with the other in providing any information and documentation that may be necessary to obtain such exemptions.

                 SECTION 4.9. Brokers or Finders. Each of Buyer, Seller and Shareholder represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Each of Buyer, on the one hand, and Seller and Shareholder, on the other hand, agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by the indemnifying party or its affiliate.

                 SECTION 4.10. Financial Information. After the Closing Date, upon reasonable written notice, Buyer, Seller and Shareholder shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives, reasonable access, during normal business hours, to such information (including tax returns and other records pertinent to the Company) and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any tax claim or assessment. In the case of Buyer, such assistance shall include assisting Shareholder or Seller (including making its employees reasonably available at reasonable expense to Seller) in defending any lawsuits or claims against the Shareholder or Seller with respect to Excluded Liabilities. Buyer shall retain the books and records of Seller included in the Sale Assets for a period of seven years after the Closing Date and Seller shall also retain for a period of seven years after the Closing Date any financial and other records relating to the Company which are not included in the Sale Assets. After the end of such seven year period, before disposing of such books or records, each party shall give notice to such effect to the other and shall give the other, at such party's cost and expense, an opportunity to remove and retain all or any part of such books or records as the other may select.

                 Seller and Shareholder shall not after the Closing Date take any position in any federal, state, local or foreign income, sales or other tax return (including, without limitation, any amended return), or reach any settlement or agreement on audit, which (i) is in any manner inconsistent with any position taken by Seller or Shareholder in any filing, settlement or agreement made by or with respect to Seller prior to the Closing Date if such inconsistent position would require the payment by Buyer of more tax than would have been required to be paid had such position not been taken or such settlement or agreement not been reached, (ii) adversely affects the determination of useful life, basis or method of depreciation, amortization or accounting of any of the Sale Assets or any of the properties, assets or rights of Buyer, or (iii) accelerates the time at which any tax must be paid by Buyer.

                 SECTION 4.11. Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Sale Assets to Buyer. Seller agrees to indemnify and hold Buyer harmless from all loss, cost, damage or expense by reason of any failure so to comply.

                 SECTION 4.12. Additional Agreements. Subject to the provisions of Section 4.4, Seller and Shareholder will use their best efforts to cause the satisfaction of conditions to Buyer's obligations and will use their best efforts to facilitate and effect the implementation of the transfer of the Sale Assets to Buyer and, for such purpose but without limitation, Seller and Shareholder promptly will at and after the Closing Date execute and deliver to Buyer such assignments, deeds, bills of sale, consents and other instruments as Buyer or its counsel may reasonably request as necessary or desirable for such purpose. Buyer will use its best efforts to cause the satisfaction of conditions to Seller's and Shareholder's obligations.

                 SECTION 4.13. Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

                 SECTION 4.14. Use of Seller's Name. Buyer shall have full right to use or permit the use of the Seller's corporate name in connection with the business of the Company after the Closing Date. Seller shall, within five days after the Closing Date, change its corporate name to another completely different name.

                 SECTION 4.15. Non-Competition. In order to induce Buyer and RRNA to enter into this Agreement and consummate the purchase of the Sale Assets, both the Shareholder and the Seller agree that, for a period of three
(3) years from and after the Closing Date, neither Shareholder nor Seller shall engage, anywhere in the world, directly or indirectly, in the business of designing, developing, assembling, selling or servicing electric generation or cogeneration systems powered by gas turbines or reciprocating engines ("Gensets"), except that, so long as Shareholder and its affiliates do not solicit or accept purchase orders or maintenance or service contracts for Gensets, Shareholder and its affiliates may, in accordance with their historic business practices, purchase from unaffiliated parties electric generation or cogeneration systems, or portions thereof, or equipment or systems similar thereto, for inclusion in electric power distribution or control systems being provided in connection with the ongoing business activities of Shareholder or its affiliates other than Seller. In the event such area or such period of time is unreasonably broad or unreasonably long, then the prohibited area and prohibited period shall be reduced to such area or period as is reasonable. Seller and Shareholder hereby acknowledge that a violation of this Section by either Seller or Shareholder shall cause such damage to Buyer as will be irreparable and the exact amount of which will be impossible to ascertain, and for that reason Shareholder and Seller each agrees that Buyer shall be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation hereunder by Seller or Shareholder.

                 SECTION 4.16. Inventory Repurchase. Schedule 4.16 sets forth a listing of all items of Inventory valued as of May 31, 1996 on the books and records of Seller (after application of associated obsolescence or revaluation reserves) at more than $5,000 per extended line item total for such inventory as is classified by Seller as active spare parts inventory, or at more than $10,000 per extended line item total for such inventory as is classified by Seller as production inventory (such listed items collectively hereinafter defined as "Specified Inventory Items"). The following shall apply with respect to the Specified Inventory Items:

                 (a) Nomenclature and Specification. Each individual item of the Specified Inventory Items shall hereinafter be defined as a "Unit." Each and every Unit shall be assigned, and shall continue to bear for so long as any of the provisions of this Section 4.16 shall be applicable, the part number, description and unit price set forth on Schedule 4.16. Units which are, based on the current business practice of Seller, substantially identical to other Units except for their part number shall have the same common description, but the part number of each individual Unit shall be unique and specific to such Unit. Buyer will, for so long as a Unit is in Buyer's possession under the terms of this Agreement, keep physically attached to each and every Unit an appropriate inventory tag or other equivalent device on which is listed the description and part number. The aggregate number of Units for each description is set forth in Schedule 4.16 under the column entitled Number of Units.

                 (b) Unit's Closing Book Value. The Unit's Closing Book Value shall be defined as the value of each Unit as of the Closing Date as such value is, after application of associated obsolescence or revaluation reserves, stated on the books and records of Seller which are used to prepare the Closing Balance Sheet. A listing of the Unit's Closing Book Value shall be prepared by the parties at the time of preparation of the Closing Balance Sheet. Schedule 4.16 sets forth, on a pro forma basis, the Unit Closing Book Value as if the Closing Date were May 31, 1996.

                 (c) Units Subject to Shareholder's Repurchase Obligation. In the event either (i) any Unit for which the aggregate number of Units as set forth in Schedule 4.16 under the column entitled Number of Units is one was, between the Closing Date and the end of the calendar month in which the first anniversary of the Closing Date (such date hereinafter defined as the "Anniversary Date") occurs, not consumed, used, sold, borrowed, lost, disposed of or otherwise substantially dissipated, or (ii) none of the Units for which the aggregate number of Units as set forth in Schedule 4.16 under the column entitled Number of Units is more than one was, between the Closing Date and the Anniversary Date, consumed, used, sold, borrowed, lost, disposed of or otherwise substantially dissipated, then in the first case such Unit or in the second case all or any portion of such Units, at Buyer's election and in compliance with the provisions of
         Section 4.16(d), shall be repurchased by Shareholder for an amount equal to sixty-two and one-half percent (62.5%) of the amount of the Unit's Closing Book Value, subject however to the limitation that such repurchase by Shareholder shall not be required unless at the time of such repurchase the Unit is in substantially the same condition, fair wear and tear excepted, as the Unit was in at the Closing Date.

                 (d) Notice and Payment Provisions. Buyer shall have the right after the Anniversary Date but not later than thirty (30) calendar days following the Anniversary Date to provide Shareholder written notice of Buyer's election that Shareholder, subject to this
         Section 4.16, repurchase all or any part of such Units as are therein specified by Buyer. Shareholder shall have no obligation to repurchase any Units if such election is not made within the thirty
         (30) day period described in the previous sentence. Shareholder shall have thirty calendar days following Shareholder's receipt of any such repurchase election by Buyer to inspect such Units as Buyer has elected that Shareholder repurchase, following which time Shareholder shall remit to Buyer within five (5) calendar days payment for all Units for which Shareholder does not dispute Buyer's repurchase election in immediately available funds in the amount provided for in
         Section 4.16(c) hereof to an account specified by

         Buyer. Upon Buyer's receipt of such payment, Buyer shall provide Shareholder such documentation as is necessary to evidence Shareholder's title to such Units. In the case of Shareholder's dispute as to Buyer's right to make a repurchase election for any or all of the Units, Buyer and Shareholder shall follow the procedures set forth in Article VIII herein to resolve such dispute.

                 (e) Storage by and Consignment to Buyer. Following the repurchase of any Units by Shareholder, if and to the extent so requested in writing by Shareholder within thirty (30) days of such repurchase, Buyer shall store on its premises and hold on consignment, for a period of up to two (2) years following the repurchase date, all or any part of the repurchased Units. During such period Buyer shall use reasonable efforts to sell on behalf of Shareholder such repurchased Units at the earliest possible time and at the highest possible price on an as is, where is basis with no express or implied warranty of Shareholder. In the event of a proposed sale of such repurchased Units which have an aggregate value of $10,000 or more per sale transaction, based on the amount paid by Shareholder to Buyer to repurchase such Units, Buyer shall notify Shareholder prior thereto and shall not consummate such sale without the oral or written consent of Shareholder. The proceeds of any and all sales of repurchased Units shall be remitted directly to Shareholder by either the purchasing party or by Buyer, acting on behalf of Shareholder. Notwithstanding the foregoing, however, Buyer shall not be obligated to sell or attempt to sell any Units held on consignment if such sale would, in Buyer's reasonable business judgment, not be in the best interest of a prospective buyer or would require Buyer to forego the opportunity to sell its own inventory or materials to such a prospective buyer. Buyer will provide, at no costs or fees to Shareholder, the same storage conditions and safeguards against deterioration, damage or loss to the repurchased Units as Buyer provides for its own inventory of a similar or comparable nature, except (i) that Buyer shall have no duty to purchase or maintain casualty insurance with respect to the repurchased Units and (ii) Buyer shall receive a sales commission equal to ten percent (10%) of the net sales proceeds received by Shareholder in connection with the sale of any Units held under consignment by Buyer.

                 SECTION 4.17. Seller to Pay Excluded Liabilities. The Seller and/or Shareholder, as applicable, agree to pay or perform all of the Excluded Liabilities as the same are due for payment or required to be performed in the ordinary course of business and consistent with past practices; provided, however, that Seller and Shareholder need not pay or perform any Excluded Liability if and to the extent it is being contested in good faith by appropriate proceedings. None of the Excluded Liabilities consisting of property taxes presently are being, or are expected to be, contested by Seller or Shareholder.

                 SECTION 4.18. Survey. Seller, at its cost and expense and no less than ten (10) calendar days prior to the Closing, shall provide Buyer with a survey for each parcel of the Owned Property and for the Seller's operating facility in Maineville, Ohio, included in the Leased Property (collectively, the "Maineville Real Estate"), which survey shall (a) be satisfactory to Buyer, (b) conform to the ALTA standards that must be satisfied for the title insurer to delete the standard exceptions from an ALTA owner's policy of title insurance and issue an ALTA 3.1 zoning endorsement, (c) be certified as of a current date by a land surveyor acceptable to Buyer, (d) state that the Maineville Real Estate is not located in a flood way, flood plain or flood hazard area, and (e) show that there are no encroachments on the Maineville Real Estate, that the improvements are located entirely within the bounds thereof, that all parcels comprising the Maineville Real Estate have contiguous and abutting property lines so as to constitute a single parcel with no gaps or gores, and that there are no matters which would adversely affect Buyer's intended use or development thereof.

                 SECTION 4.19. Title Insurance. Seller, at its cost and expense and within ten (10) business days after the date of this Agreement, shall provide Buyer with commitments issued in the name of Buyer for an ALTA leasehold policy of title insurance for each of the Owned Properties and each of the Leased Properties that constitute a part of the Maineville Real Estate, which commitment shall (a) be issued by an insurer acceptable to Buyer, and (b) contain an agreement to insure for amounts to be agreed upon by the parties each of the Owned Properties and good and marketable leasehold interests in each of the Leased Properties that constitute a part of the Maineville Real Estate, with such endorsements as Buyer shall reasonably request (including, without limitation, zoning and contiguity endorsements) free of all exceptions (including, without limitation, the standard exceptions), except only Permitted Liens. At Closing, Seller, at its cost and expense, shall deliver to Buyer a policy of title insurance issued in conformity with each such commitment.

                 SECTION 4.20. Product Liability Insurance. Shareholder represents and warrants to Buyer that it maintains product liability insurance with limits of $15 million per occurrence which covers liabilities of Seller with respect to product liability claims relating to products shipped to customers by Seller before the Closing Date. Shareholder agrees to maintain such insurance for at least five (5) years after Closing and to provide to Seller evidence of such insurance on an annual basis. Shareholder shall cause its insurance company to provide not less than thirty (30) days advance notice to Buyer prior to the cancellation, termination or nonrenewal of such insurance policy.

                 SECTION 4.21. Publicity. At all times hereafter until the Closing Date, the parties hereto shall not, and shall not permit any of their directors, officers, employees or agents to, issue any press release with respect to, or otherwise reveal or disclose, this Agreement or the transactions contemplated hereby without the prior consent of the other; provided, however, that any party may (a) make such disclosures as may, in its judgment, be required by any law or regulation, and (b) disclose such matters to its counsel, accountants, brokers and other advisors (which persons will be required to observe the restrictions in this Section); provided further, that Buyer may disclose such matters to the extent necessary to enable it to assume the operation of Seller's business on the Closing Date. After the Closing Date, the parties shall not issue any press release or make any other public announcement concerning this Agreement or the transactions consummated hereunder without the joint approval of Seller and Buyer; provided, however, that either party may make such disclosures as may, in its judgment, be required by any law or regulation.

                 SECTION 4.22. Empire Project. If requested by Shareholder after the Closing, Buyer will act as a subcontractor to Shareholder for work related to the completion of the MacDill Air Force Base project. Buyer agrees that its charge for such work shall not exceed its fully absorbed costs including full overhead allocation plus a five percent net pre-tax margin on the selling price. The other contractual terms and conditions of such arrangement must be reasonably satisfactory to Buyer in all respects.

                 SECTION 4.23. Release of Bonds. Buyer and RRNA will use their best efforts to cause Shareholder and Seller to be released at the Closing or as soon as practicable thereafter from the performance, delivery and similar bonds identified on Schedule 4.23 attached hereto and from other similar bonds provided in the ordinary course of business by Seller or Shareholder after the date hereof but prior to the Closing Date, but only to the extent such bonds arise solely in connection with any of the Assumed Liabilities (the "Bonds"). With respect to any Bonds from which Shareholder and/or Seller are not released within fifteen (15) days after Closing, Buyer or RRNA shall provide a like bond to Shareholder or Seller, as the case may be, at such time.

                 SECTION 4.24. HSR Filings. If Buyer, on the one hand, and Seller and Shareholder, on the other hand, agree that a premerger notification filing is required in connection with the transactions contemplated by this Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), then each party shall (a) take promptly all actions necessary to make the filings required of it under the HSR Act, which filings shall comply in all material respects with the requirements of the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by such party from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the other party in connection with such other party's filings under the HSR Act, (d) request early termination of the applicable waiting period, and (e) share evenly the filing fee required to be paid pursuant to the HSR Act.

                 SECTION 4.25. Sonoma Escrow Account. Shareholder guarantees to Buyer that the escrow fund related to the Sonoma project, which is reflected on Seller's May 31, 1996 balance sheet included in the Financial Statements under the caption "Short Term Investment" in the amount of $241,588.99, and which is included in the Sale Assets, will be collected in full by Buyer on or before August 31, 1996. If such amount has not been collected in full by such date, Shareholder shall, upon request by Buyer, pay to Buyer any portion thereof which has not been collected by Buyer as of such date, such payment to be made in immediately available funds by wire transfer to an account specified by Buyer no later than two (2) business days following request therefor.

                 SECTION 4.26. Environmental Remediation and Disclosure. Subsequent to the Closing, Buyer shall engage a reputable environmental consulting/remediation firm through which Buyer shall undertake remediation of contamination in "Area 3" as described on Figure 2 of Dames & Moore's Phase II Subsurface Investigation Report dated May 9, 1996. The actual cost of such remediation and activities in connection therewith shall be fully reimbursed by Shareholder or Seller, immediately upon request and submission of appropriate invoices or other documentation therefor by Buyer, up to a maximum of $20,000. Such remediation shall be completed on or before the first anniversary of the Closing Date. Effective as of the Closing Date, the provisions of the letter agreement, dated May 31, 1996, between Shareholder and Rolls-Royce, plc, limiting the rights of Rolls-Royce to communicate with Penske Power Systems, Inc. or American Real Estate Partners, L.P., or any other officers, employees, agents, attorneys, consultants or representatives, concerning the environmental condition of the Maineville Real Estate are hereby terminated.

                 SECTION 4.27. IES Matter. The parties agree that neither Buyer and RRNA, on the one hand, nor Seller and Shareholder, on the other hand, shall seek or have any right to indemnification from the other pursuant to this Agreement in connection with the IES Matter. In the event of any claim, action or proceeding brought against any of the parties hereto in connection with the IES Matter, all of the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention, after reasonable notice of the need therefor and (upon the other party's request) the provision to the other party, of records and information which are reasonably relevant to such claim, action or proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                                   ARTICLE V

                              Conditions Precedent

                 SECTION 5.1. Conditions to Each Party's Obligation. The obligation of Buyer to purchase the Sale Assets and assume the Assumed Liabilities, and the obligation of Seller to sell, assign, convey and deliver the Sale Assets to Buyer, shall be subject to the satisfaction prior to the Closing of the following conditions:

                 (a) Other Approvals. All authorizations, consents, permits, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, or for Buyer's conduct of the business of the Company, shall have been obtained or filed or shall have occurred.

                 (b) No Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall Buyer have notice of, and have verified, the pendency of an inquiry or investigation by any Governmental Entity in respect of the transactions contemplated by this Agreement which could reasonably result in any such order, preliminary or permanent injunction or other legal restraint or prohibition.

                 (c) Allocation of Purchase Price. The parties shall have agreed upon, and jointly executed a document reflecting, the methodology by which the consideration payable by Buyer for the Sale Assets shall be allocated among the Sale Assets and the covenant not to compete set forth herein.

                 SECTION 5.2. Conditions to Obligations of Buyer and RRNA. The obligation of Buyer to purchase the Sale Assets and assume the Assumed Liabilities and the obligations of RRNA hereunder are subject to the satisfaction, on and as of the Closing Date, of each of the following conditions:

                 (a) Representations and Warranties. The representations and warranties of the Shareholder and the Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate of Seller to such effect signed by its President and a certificate of Shareholder to such effect signed by its chief financial officer.

                 (b) Performance of Obligations of Seller and Shareholder. Seller and Shareholder shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by them under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate of Seller to such effect signed by its President and a certificate of Shareholder to such effect signed by its chief financial officer.

                 (c) Opinion of Seller's Counsel. Buyer shall have received an opinion, dated the date of the Closing, of counsel to Seller and Shareholder, to the effect that:

                      (i) Each of Seller and Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

                     (ii) Each of Seller and Shareholder has the requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller and Shareholder, and this Agreement has been duly executed and delivered by Seller and Shareholder and constitutes a legal, valid and binding obligation of Seller and Shareholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles (such counsel being entitled to rely, in respect of the enforceability opinion set forth above, upon an opinion of Ohio counsel to the Seller, a copy of which shall be furnished to the Buyer).

                    (iii) The execution and delivery of this Agreement by Seller and Shareholder does not, and consummation by Seller and Shareholder of the transactions contemplated hereby will not, (A) violate (1) the corporate law of the State of Nevada,
                 (2) any federal law or the laws of the State of Texas, or (3) the laws of the State of Ohio, or (B) conflict with any provision of the Articles of Incorporation or By-laws of Seller and Shareholder or any contract, agreement, order, or decree known to such counsel by which either of them is bound (such counsel being entitled to rely, in respect of the opinion set forth in clause (iii)(A)(3) above, upon an opinion of Ohio counsel to the Seller, a copy of which shall be furnished to the Buyer).

                     (iv) Any consent, approval, order or authorization of, any registration, declaration or filing with, and any waiting period imposed by, any Governmental Entity under (1) the corporate law of the State of Nevada, (2) any federal law or the laws of the State of Texas, or (3) the laws of the State of Ohio, which is required by or with respect to Seller or Shareholder in connection with the execution and delivery of this Agreement by Seller and Shareholder or the consummation by Seller and Shareholder of the transactions contemplated hereby, has been obtained or made or, in the case of any such waiting period, has expired, as specified in such opinion (such counsel being entitled to rely, in respect of the opinion set forth in clause (iv)(A)(3) above, upon an opinion of Ohio counsel to the Seller, a copy of which shall be furnished to the Buyer).

                 (d) Bills of Sale; Warranty Deeds. Seller shall have delivered to Buyer bills of sale conveying the personal property and warranty deeds for the real property, if any, included in the Sale Assets, in each case in form and substance reasonably satisfactory to Buyer and its counsel.

                 (e) Other Documents. Seller shall have furnished to Buyer such other documents relating to the assignment of the Sale Assets, Seller's corporate existence and authority (including, without limitation, certified copies of resolutions of its board of directors), and such other similar matters as Buyer or its counsel may reasonably request.

                 (f) No Material Adverse Change. Since October 31, 1995, there shall have been no material adverse change, nor any development or event involving a prospective material adverse change, in the business, financial condition or results of operations of the Seller, or relating to the Sale Assets or Assumed Liabilities, whether or not arising in the ordinary course of business.

                 (g) Lien Releases. Buyer shall have received all releases and waivers of Liens (except Permitted Liens) affecting the Sale Assets as Buyer shall have reasonably requested, in form and substance reasonably satisfactory to Buyer and its counsel.

                 (h) Real Estate Matters. Buyer shall have entered into and consummated arrangements, satisfactory to Buyer in its sole discretion, for the lease, sublease or purchase (as Buyer deems necessary or desirable) of any or all of the Premises, on terms and conditions acceptable to Buyer. In addition, Buyer shall have determined, in its sole discretion, that: (a) there are no conditions existing on or with respect to the Maineville Real Estate that would materially adversely affect Buyer's intended use or development thereof; (b) the current zoning of the Maineville Real Estate is proper for and will permit Buyer's intended use thereof; (c) except as disclosed in Schedules 3.1(u)-1, -2 or -3, the Maineville Real Estate is free and clear of any and all asbestos, pollutants, toxic or hazardous materials, substances and contaminants and/or the material threat of contamination thereby and there are no conditions existing on or about the Maineville Real Estate that might give rise to any future civil, criminal or administrative environmental proceedings or investigations with respect thereto or to Seller's use thereof; and (d) all improvements and all mechanical and electrical components of the Premises are structurally sound, in good working order and in compliance with all applicable laws, ordinances, codes, rules, regulations, orders and requirements of all Governmental Entities.

                 (i) Accounts Receivable. Seller shall have delivered to Buyer a true and complete listing, as of the Closing Date, of all Included Receivables in such form as may be acceptable to Buyer, which listing shall separately identify any Included Receivables that Seller reasonably anticipates will not be collected within three (3) months after the Closing Date.

                 (j) Due Diligence Review of Contracts. Buyer shall have completed to its satisfaction its due diligence review of Seller's Contracts and shall be satisfied that any risk exposure to consequential or similar damages, liability or loss is properly limited or that adequate arrangements have been entered into with Seller and Shareholder with respect to insurance coverage for any such damages, liability or loss.

                 SECTION 5.3. Conditions to the Obligations of Seller and Shareholder. The obligation of Seller to sell, assign, convey, and deliver the Sale Assets and the obligations of the Shareholder hereunder are subject to the satisfaction on or prior to the Closing of each of the following conditions:

                 (a) Representations and Warranties. The representations and warranties of Buyer and RRNA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate signed by an authorized officer of each of Buyer and RRNA to such effect.

                 (b) Performance of Obligations of Buyer and RRNA. Buyer and RRNA shall have performed or complied in all material respects with all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of each of Buyer and RRNA to such effect.

                 (c) Opinion of Buyer's Counsel. Seller shall have received one or more opinions, each dated the Closing Date, of counsel to Buyer and RRNA (which, in either or both cases, may be Thomas P.
         Dale) and which, when read together, are to the effect that:

                      (i) Each of Buyer and RRNA is a corporation validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.

                     (ii) Each of Buyer and RRNA has the requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Buyer and RRNA and this Agreement has been duly executed and delivered by the Buyer and RRNA and constitutes a legal, valid and binding obligation of Buyer and RRNA, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles (such counsel being entitled to rely, in respect of the enforceability opinion set forth above, upon an opinion of Ohio counsel to the Buyer and RRNA, a copy of which shall be furnished to the Seller).

                    (iii) The execution and delivery of this Agreement by Buyer and RRNA does not, and consummation by Buyer and RRNA of the transactions contemplated hereby will not, conflict with any provision of the Certificate of Incorporation or By-laws of Buyer or RRNA or any contract, agreement, order, or decree known to such counsel by which Buyer or RRNA is bound.


                                   ARTICLE VI

                       Termination, Amendment and Waiver

                 SECTION 6.1.     Termination.

                 (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                      (i) by mutual written consent of Shareholder, Seller, Buyer and RRNA;

                     (ii) by Shareholder and Seller if any of the conditions set forth in Sections 5.1 or 5.3 shall have become incapable of fulfillment, and shall not have been waived by Seller;

                    (iii) by Buyer and RRNA if any of the conditions set forth in Sections 5.1 or 5.2 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

                     (iv) by Shareholder, Seller, Buyer or RRNA, if the Closing does not occur on or prior to July 31, 1996;

         provided, however, that the party seeking termination pursuant to clause (ii), (iii), or (iv) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

                 (b) In the event of termination by Shareholder, Seller, Buyer or RRNA pursuant to this Section 6.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

                      (i) Buyer shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller;

                     (ii) all confidential information received by Buyer with respect to the business of Seller shall be treated in accordance with the confidentiality agreement between the parties, which shall remain in full force and effect notwithstanding the termination of this Agreement; and

                    (iii) this Agreement shall become null and void and of no further force and effect, except for the provisions of
                 (A) Section 4.8 relating to  expenses and similar matters, (B)
                 Section 4.9 relating to finder's fees and broker's fees and
                 (C) this Section 6.1, except that nothing in this Section 6.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement and liability for same shall survive termination by the other party.

                 SECTION 6.2. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Buyer and RRNA, on the one hand, or Seller and Shareholder, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                                  ARTICLE VII

                                Indemnification

                 SECTION 7.1. Indemnification by Shareholder and Seller. Subject to Sections 7.3 and 7.5, the Shareholder and the Seller, jointly and severally, hereby agree to indemnify Buyer and RRNA and their respective affiliates, officers, directors, employees, stockholders, agents and representatives against, and agree to hold them harmless from, any out-of-pocket loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, "Damages"), as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

                 (a) Any breach on the part of the Shareholder or the Seller of any representation or warranty contained in this Agreement or any Seller Ancillary Document;

                 (b) Any breach of any covenant of the Shareholder or the Seller contained in this Agreement or any Seller Ancillary Document;

                 (c) Any deficiency in or underpayment of any taxes attributable to any pre-Closing tax period;

                 (d) The noncompliance of the parties to this Agreement with the bulk transfer laws of any jurisdiction;

                 (e) Except to the extent provided in Sections 4.27 and 7.3(e) hereof, all liabilities and obligations falling within the definition of Excluded Liabilities in this Agreement, including, without limitation, any liabilities and obligations arising out of any Environmental Laws, the Crossroads Litigation, the Kenetech Arbitration, the Empire Litigation or the IPT Matter; and

                 (f) Any and all reasonable costs, expenses and all other Damages (including any reasonably foreseeable consequential Damages) incurred by Buyer or RRNA in remedying any breach, misrepresentation, deficiency, underpayment, nonperformance or inaccuracy described above, including, by way of illustration and not limitation, all legal and accounting fees, other professional fees or expenses, and all filing fees and collection costs incident thereto and all such fees, costs and expenses incurred in connection with investigating and defending claims which, if successfully prosecuted, would have resulted in Damages.

                 For purposes of the foregoing, any offset made against an Included Receivable based upon or arising from any Excluded Liability shall be a loss for which indemnification is provided hereunder.

                 SECTION 7.2. Indemnification by Buyer and RRNA. Subject to Sections 7.4 and 7.5, Buyer and RRNA, jointly and severally, hereby agree to indemnify Shareholder and Seller and their respective affiliates, officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Damages, as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

                 (a) Any breach on the part of Buyer or RRNA of any representation or warranty contained in this Agreement or any Buyer Ancillary Document;

                 (b) Any breach of any covenant of Buyer or RRNA contained in this Agreement or any Buyer Ancillary Document;

                 (c) Any liabilities and obligations falling within the definition of Assumed Liabilities in this Agreement;

                 (d) Any and all liabilities and obligations of Buyer or RRNA arising out of the post-Closing operation of the Sale Assets; and

                 (e) Any and all reasonable costs, expenses and all other Damages (including reasonably foreseeable consequential Damages) incurred by Seller or Shareholder in remedying any breach, misrepresentation, nonperformance or inaccuracy described above, including, by way of illustration and not limitation, all legal and accounting fees, other professional fees or expenses, and all filing fees and collection costs incident thereto, and all such fees, costs and expenses incurred in connection with investigating and in defending claims which, if successfully prosecuted, would have resulted in Damages.

                 SECTION 7.3. Limitations on Seller's and Shareholder's Indemnification.

                 (a) Notwithstanding the other provisions of this Article VII, the Seller and Shareholder shall not be liable to indemnify the Buyer or RRNA for their Damages unless:

                      (i) In the case of any indemnification arising out of any investigation, claim or action brought by a Governmental Entity or other third party, the Buyer or RRNA notifies Seller or Shareholder in writing of its claim or potential claim for indemnification not later than thirty (30) days after the expiration of the statute of limitations governing the period within which such Governmental Entity or other third party may bring a claim or action;

                     (ii) In the case of any indemnification arising out of any pending third party claim or action (including, without limitation, the Empire Litigation, Crossroads Litigation or Kenetech Arbitration), the Buyer or RRNA notifies Seller or Shareholder in writing of their claim or potential claim for indemnification not later than thirty (30) days after the entry of a final, non-appealable ruling, judgment or dismissal of such claim or action; and

                    (iii) In the case of any other claim by the Buyer or RRNA for indemnification, the Buyer or RRNA notifies Seller or Shareholder in writing of their claim or potential claim for indemnification not later than the second anniversary of the Closing Date.

                 (b) The aggregate liability of the Seller or Shareholder to the Buyer or RRNA for indemnification pursuant to this Agreement shall not exceed the sum of (i) the Purchase Price, and (ii) the net book value as of the Closing Date, determined on the basis of the Agreed Accounting Principles, of the Assumed Liabilities.

                 (c) The Seller or Shareholder shall not be liable to indemnify the Buyer or RRNA for their Damages pursuant to Section 7.1(a), and neither Buyer nor RRNA shall request Seller or Shareholder to pay after the Closing Excluded Liabilities relating to the business purchased for which invoices are presented to Buyer or RRNA by third parties in the ordinary course of business, until such time as the aggregate amount of otherwise indemnifiable Damages plus any such Excluded Liabilities paid by Buyer or RRNA exceeds Twenty Thousand Dollars ($20,000), and thereafter Seller's or Shareholder's indemnification obligation pursuant thereto shall only apply to the excess Damages over such amount. Neither

         Seller nor Shareholder shall direct any such third parties to present invoices for Excluded Liabilities to the Buyer or RRNA.

                 (d) Notwithstanding the foregoing, the limitations in this Section 7.3 shall not apply to any claim by Buyer or RRNA for indemnification based on (i) the Buyer's failure to receive good, marketable and indefeasible title to any of the Sale Assets, (ii) any material breach of any covenant or agreement of Seller or Shareholder in this Agreement or any Seller Ancillary Document, or (iii) any material misrepresentation or material breach of warranty known to Seller or Shareholder at the time of Closing and not disclosed to the Buyer or RRNA.

                 (e) Notwithstanding any other provision of this Article VII, Seller and Shareholder shall not be liable to indemnify the Buyer or RRNA for any costs associated with any cleanup or remedial work with respect to the Maineville Real Estate that are incurred in response to a requirement or order of any Governmental Entity resulting from any contact initiated by Buyer or RRNA with such Governmental Entity. With respect to any other such costs incurred in response to such a requirement or order of any Governmental Entity, Seller and Shareholder shall not be liable to indemnify the Buyer or RRNA in an amount exceeding $150,000, nor for any claim for such indemnification not brought on or prior to the second anniversary of the Closing Date. The parties acknowledge, however, that Buyer and RRNA do not release or waive, and hereby expressly preserve, whatever rights they may have, now or at some future time, under or pursuant to any applicable federal, state or local law, regulation or ordinance, to recover or receive a contribution from Seller or Shareholder for any work, costs or charges of any kind whatsoever by reason of the presence, suspected presence, release or threatened release of any pollutant, contaminant or other materials in, on, or into the air, soil, surface water, groundwater or subsurface of the Premises, regardless of whether such condition was known or unknown as of the Closing Date.

                 SECTION 7.4.     Limitations on Buyer's and RRNA's
Indemnification.

                 (a) Notwithstanding the other provisions of this Article VII, the Buyer and RRNA shall not be liable to indemnify the Seller or Shareholder for their Damages unless:

                          (i) In the case of any indemnification arising out of any investigation, claim or action brought by a Governmental Entity or other third party, the Seller or Shareholder notifies Buyer or RRNA in writing of their claim or potential claim for indemnification not later than thirty
                 (30) days after the expiration of the statute of limitations governing the period within which such Governmental Entity or other third party may bring a claim or action;

                          (ii) In the case of any indemnification arising out of any pending third party claim or action, Seller or Shareholder notifies Buyer or RRNA in writing of their claim or potential claim for indemnification not later than thirty
                 (30) days after the entry of a final, non-appealable ruling, judgment or dismissal of such claim or action; and

                          (iii) In the case of any other claim by the Seller or Shareholder for indemnification, the Seller or Shareholder notifies Buyer or RRNA in writing of their claim or potential claim for indemnification not later than the second anniversary of the Closing Date.

                 (b) The aggregate liability of the Buyer or RRNA to the Seller or Shareholder for indemnification pursuant to this Agreement shall not exceed the sum of (i) the Purchase Price, and (ii) the net book value, as included in the Closing Balance Sheet, of any Assumed Liabilities that have not been discharged by the Buyer or RRNA, and which remain outstanding, as of the date on which Buyer's or RRNA's indemnification liability is established. Such aggregate liability shall decline on a dollar-for-dollar basis as Buyer or RRNA discharges the Assumed Liabilities.

                 (c) The Buyer and RRNA shall not be liable to indemnify the Seller or Shareholder for their Damages pursuant to Section 7.2(a), and neither Seller nor Shareholder shall request Buyer or RRNA to pay after the Closing Assumed Liabilities for which invoices are presented to Seller or Shareholder by third parties in the ordinary course of business, until such time as the aggregate amount of otherwise indemnifiable Damages plus any such Assumed Liabilities paid by Seller or Shareholder exceeds Twenty Thousand Dollars ($20,000), and thereafter Buyer's or RRNA's indemnification obligation pursuant thereto shall only apply to the excess Damages over such amount. Neither Buyer nor RRNA shall direct any such third party to present invoices for Assumed Liabilities to Seller or Shareholder.

                 (d) Notwithstanding the foregoing, the limitations in this Section 7.4 shall not apply to any claim by Seller or Shareholder for indemnification based on (i) any material breach of any covenant or agreement of Buyer or RRNA in this Agreement or any Buyer Ancillary Document, or (ii) any material misrepresentation or material breach of warranty known to Buyer or RRNA at the time of Closing and not disclosed to the Seller or Shareholder.

                 SECTION 7.5.     Procedure.

                 (a) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (a "Third Party Claim") where the amount in dispute exceeds Two Thousand Five Hundred Dollars ($2,500), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within twenty (20) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party can demonstrate actual monetary prejudice as a direct or indirect result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five
         (5) business days' after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                 (b) Subject to Section 7.5(c) below, if a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party but reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, which shall be at its own expense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than after the twenty (20)-day period described in Section 7.5(a) if the indemnified party shall have failed to give notice of the Third Party Claim). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention, after reasonable notice of the need therefor and (upon the indemnifying party's request) the provision to the indemnifying party, of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                 (c) With respect to any Third Party Claim or set off against an account receivable by any Person against an indemnified party where the amount in dispute is equal to or less than Two Thousand Five Hundred Dollars ($2,500) ("Small Claim"), then the foregoing provisions of this Section 7.5 shall not apply, and the indemnified party may investigate and defend and settle such Small Claim in good faith on a commercially reasonable basis, taking into account the claimant's relationship to the Company, without the assistance or approval of the indemnifying party.

                 (d) In the event that any indemnified party shall have a claim against any indemnifying party hereunder that does not involve a Third Party Claim, the indemnified party shall transmit to the indemnifying party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim), and the basis of the indemnified party's request for indemnification under this Agreement. If the indemnifying party does not notify the indemnified party within thirty (30) days after its receipt of the Indemnity Notice that the indemnifying party disputes such claim, the claim specified by the indemnified party in the Indemnity Notice shall be deemed a liability of the indemnifying party hereunder.

                 SECTION 7.6. Right of Offset. Buyer and RRNA shall have the right to offset against the Buyer Retention any amounts due from Seller or Shareholder under this Article VII. In the event of any disputed claim for indemnification, the amount of such claim shall not be offset formally prior to resolution of such dispute in accordance with Article VIII or otherwise, but any such delay in formally offsetting such amount shall be without prejudice to the extension of the Retention Period as provided in
Section 1.4(c) of this Agreement.

                                  ARTICLE VIII

                         Alternative Dispute Resolution

                 SECTION 8.1. Negotiation. In the event that any controversy or claim between or among the parties (including, without limitation, any disputed claim for indemnification) should arise out of the interpretation of or performance under this Agreement for which no method of resolution is specifically provided elsewhere in this Agreement, the parties will refrain from initiating any legal or other proceeding until all of the procedures set forth in this Article VIII have been exhausted. The parties to the dispute, including officers of each party who are authorized to negotiate and enter into a settlement on behalf of such party (the "Authorized Officers"), will meet at least once and will attempt to resolve the matter. Any party may, by delivery to the other of a written notice of the dispute, request the other to meet within fifteen (15) days of delivery of such notice, at a mutually agreed time and place in Cincinnati, Ohio.

                 SECTION 8.2 Arbitration and Mediation. If the matter has not been resolved by negotiation within seventy five (75) days of delivery of the notice described in Section 8.1, the parties shall finally settle such dispute by binding arbitration conducted expeditiously by a sole arbitrator in accordance with the then-current Commercial Arbitration Rules (including the Supplementary Procedures for Large, Complex Disputes) of the American Arbitration Association (the "AAA"). The place of arbitration shall be Cincinnati, Ohio, unless some other location is mutually selected. At any time during the pendency of the arbitration proceeding, either party may make a request for non-binding mediation in accordance with the then-current Commercial Mediation Rules of the AAA. Upon the making or receipt of a request for mediation, the parties, including the Authorized Officers, shall endeavor to settle the dispute by holding at least one mediation session no later than forty-five (45) days following delivery of the mediation request.

                 SECTION 8.3. Extension of Deadlines. All deadlines specified in this Article VIII may be extended by mutual agreement of the parties.

                 SECTION 8.4.     Other Relief; Statutes of Limitations.
Except as otherwise allowed by this Agreement, the procedures specified in this
Article VIII shall be the sole and exclusive procedures for the resolution of disputes between or among the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief for the purpose of maintaining the status quo if in its judgment such action is necessary to avoid irreparable damage. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Article VIII. All applicable statutes of limitation shall be tolled while the procedures specified in this Article VIII are pending. The parties will take such action, if any, required to effectuate such tolling. Upon the entry of an award in any arbitration proceeding, the recipient may file an action in any court of competent jurisdiction for enforcement of the award.

                 SECTION 8.5. Costs. The cost of the mediation and arbitration will be shared equally by the parties to the controversy or claim.

                                   ARTICLE IX

                               General Provisions

                 SECTION 9.1.     Notices.  All notices and other
communications hereunder shall be in writing (including wire, telex, telecopy or similar writing) and shall be sent, delivered or mailed, addressed, telexed or telecopied:

                 (a)      if to Buyer or RRNA, to

                          Rolls-Royce North America, Inc.
                          11911 Freedom Drive
                          Reston, Virginia 22090-5602
                          Attention: General Counsel
                          Fax: (703) 318-9033

                          with copies to:

                          Rolls-Royce plc
                          P.O. Box 31
                          Derby DE24 8BJ England
                          Attention: Mr. J. David Harvey
                          Fax: 011 44 1332 245315
                          and

                          B.J. Finan
                          Finance Director
                          Rolls-Royce
                           Industrial & Marine Power Limited
                          Ansty, Coventry CV7 9JR.
                          England
                          Fax: 011 44 1203 623407

                          and

                          Daniel L. Boeglin, Esq.
                          Baker & Daniels
                          300 North Meridian, Suite 2700
                          Indianapolis, Indiana  46204
                          Fax: (317) 237-1000

                 (b)      if to Seller or Shareholder, to

                          Powell Industries, Inc.
                          8550 Mosley Drive
                          Houston, Texas 77075
                          Attention:  Mr. J.F. Ahart
                          Fax: (713) 947-4435

                          with a copy to:

                          David M. Washburn, Esq.
                          Winstead Sechrest & Minick, P.C.
                          910 Travis
                          Suite 1700
                          Houston, Texas 77002
                          Fax: (713) 951-3800

Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by telex, with appropriate answerback to be received, (iii) by nationally recognized courier service or (iv) by telecopy, receipt confirmed by recipient. Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party) and (ii) if given by telex or telecopy, when such telex or telecopy is transmitted to the telex or telecopy number, as the case may be, specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party), if confirmation is received from the recipient of the notice.

                 SECTION 9.2. Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles.

                 SECTION 9.3. Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect; provided, however, that in the event that the terms and conditions of this Agreement are materially altered as a result of this paragraph, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

                 SECTION 9.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 SECTION 9.5. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Seller Ancillary Documents, and Buyer Ancillary Documents and other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person, other than the parties hereto and any other indemnified parties, any rights or remedies hereunder.

                 SECTION 9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                 SECTION 9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign any part of or all its rights and obligations to one or more corporations or other entities all or substantially all the capital stock or equity interests in which are owned by Buyer or any affiliate of Buyer in which event all the rights and powers of Buyer hereunder shall extend to and be enforceable by each such corporation or other entity; provided, however, that any such assignment shall not release Buyer or RRNA from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, enure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 SECTION 9.8. Merger. The undertakings of the parties herein that survive the Closing shall continue to be enforceable directly and shall not be deemed to have been merged into any document or ancillary document delivered at Closing except as such document expressly indicates an intention that such merger shall have occurred as respects that document.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ROLLS-ROYCE ACQUISITION CORP.


By:          [ILLEGIBLE]
   ---------------------------------

Printed:     [ILLEGIBLE]
        ----------------------------

Title:   V.P. SALES & MARKETING
        ----------------------------
                                                Attest:


                                                By:          [ILLEGIBLE]
                                                     --------------------------

                                                Printed:     [ILLEGIBLE]
                                                         ----------------------

                                                Title:   Corporate Secretary
                                                         ----------------------

ROLLS-ROYCE NORTH AMERICA, INC.

By:          [ILLEGIBLE]
   ---------------------------------

Printed:     [ILLEGIBLE]
        ----------------------------

Title:  President
        ----------------------------

                                                Attest:

                                                By:          [ILLEGIBLE]
                                                     --------------------------

                                                Printed:     [ILLEGIBLE]
                                                         ----------------------

                                                Title:   Co-Secretary
                                                         ----------------------

U.S. TURBINE CORP.

By:  /s/ LARRY D. DAVIS
   ---------------------------------

Printed: LARRY D. DAVIS
        ----------------------------

Title:  President
        ----------------------------



POWELL INDUSTRIES, INC.


By:          [ILLEGIBLE]
   ---------------------------------

Printed:     [ILLEGIBLE]
        ----------------------------

Title:  Vice President
        ----------------------------

                         LIST OF SCHEDULES AND EXHIBITS

  Schedule No.                                     Description
  ------------                                     -----------
         1.4(a)                                    May 31 Calculation

         3.1(h)-1                                  Owned Property

         3.1(h)-2                                  Leased Property

         3.1(i)                                    Inventory

         3.1(j)                                    Equipment

         3.1(k)                                    Accounts Receivable

         3.1(l)                                    Intellectual Property

         3.1(n)                                    Contracts

         3.1(p)                                    Customer Orders

         3.1(s)                                    Employees

         3.1(t)                                    Benefit Plans

         3.1(u)-1, -2 and -3                       Environmental Matters

         3.1(v)                                    Tax Audits

         3.1(w)                                    Refunds and Rebates

         3.1(x)                                    Warranty and Maintenance Obligations

         3.1(y)                                    Conflicting Interests

         4.16                                      Specified Inventory Items

         4.23                                      Bonds

   Exhibit No.                                     Description
   -----------                                     -----------
         A                                         Agreed Accounting Principles

         1.4(c)                                    Note

         3.1(c)                                    Financial Statements